Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and between

NEOGEN, L.L.C.

STEPHEN FELDER

RICHARD KRIS

and

HIGH THROUGHPUT GENOMICS, INC.

JANUARY 9, 2001

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement dated January 9, 2001 by and between NeoGen, L.L.C., an Arizona limited liability company (“NeoGen”), Stephen Felder and Richard Kris, the members of NeoGen (the “Members”), and High Throughput Genomics, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Systems Integration Drug Discovery Company, Inc. (“SIDDCO”).

RECITALS

WHEREAS, NeoGen has entered into a Technology License Agreement with the Purchaser, dated November 24, 1997 and a Technology License Agreement with SIDDCO, also dated November 24, 1997 (collectively, the “Technology License Agreements” and copies of which are attached as Exhibit A hereto);

WHEREAS, the Purchaser desires to acquire from NeoGen and the Members the technology that is the subject of the Technology License Agreements (the “Technology”) and certain related assets as described in Section 2.1 hereof (collectively, the “Purchased Assets”) and NeoGen and the Members desire to transfer the Purchased Assets to the Purchaser, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, to induce NeoGen and the Members to enter into this Agreement and to perform their obligations hereunder, the Purchaser is willing to enter into the obligations of this Agreement and the Security Agreement (as defined below); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

INTERPRETATION

1.1. Entire Agreement. This Agreement (including any agreement entered into pursuant to this Agreement or attached as an Exhibit) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

1.2. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.3 Headings and Captions. The inclusion of headings and captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Gender and Number: In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 Monetary Amounts. In this Agreement, all monetary amounts are stated, and all payments are to be made, in United States dollars.

1.6 “Include”, “Includes” and “Including”. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall mean “including (or includes or included) without limitation”.

ARTICLE II.

ASSETS TO BE PURCHASED

2.1 Purchased Assets. Subject to and upon the terms and conditions of this Agreement, NeoGen and, as applicable, each Member shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall accept and pay for, all of NeoGen’s and, as applicable, each Member’s right, title and interest in and to the following Purchased Assets:

(a) the Technology and all Intellectual Property Rights (as defined below) relating to the Technology. “Intellectual Property Rights” include any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (including those patents and patent applications listed on Schedule 4.6 hereto); (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, processes, formulas, know how, computer software programs (in both source code and object code form), technology, protocols, technical data, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, business names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all operating manuals, engineering standards and specifications, lab books, notes and other information and data; (vii) all moral and economic rights of authors and inventors, however designated, throughout the world; (viii) all licenses and other agreements to which NeoGen or a Member is party or by which NeoGen or a Member is bound relating to any of the foregoing kinds of property; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world;

(b) all Intellectual Property Rights arising or created in the future relating to the Technology;

(c) all business and financial records relating to the Technology; and

(d) the goodwill relating to the Technology.

2.2 No Assumption of Liabilities. Except as otherwise specifically agreed to herein, the Purchaser shall not assume and NeoGen and the Members shall remain unconditionally liable for all obligations, liabilities and commitments, fixed or contingent, known or unknown, of NeoGen and the Members, as applicable. For greater certainty, the forgoing sentence shall not limit any liability of the Purchaser to NeoGen and the Members pursuant to paragraph 6.7(a) hereof.

2.3 Assumption of Liabilities under Grant. For greater certainty, the Purchaser shall be liable for its obligations under Phase II of the SBIR Grant No. 9961034.

ARTICLE III.

PAYMENT OF PURCHASE PRICE AND SECURITY

3.1 Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be (i) the Aggregate Cash Consideration (as defined below), payable as provided in Section 3.2 hereof, plus (ii) additional consideration in the form of 600,000 shares of the Purchaser’s common stock, par value of $0.001 per share (the “HTG Shares”), to be issued and a certificate representing such shares to be delivered to NeoGen at the Closing (as defined in Section 7.1 hereof).

3.2 Aggregate Cash Consideration. The cash component of the Purchase Price (the “Aggregate Cash Consideration) shall not exceed $15,000,000 and shall be paid by the Purchaser to NeoGen in the following manner:

(a) Fixed payments (the “Fixed Payments”) in an aggregate amount of $740,000 payable (i) in an installment of $90,000 on the earlier of the closing of a SIDDCO Sale (as defined below) and February 1, 2001, (ii) an installment of $90,000 on the first Quarter Start Date (as defined below) after the date hereof, being April 1, 2001, and (iii) in installments of $70,000 on each of the next eight Quarter Start Dates beginning on July 1, 2001; provided that (1) any Revenue Payments (as defined below) that are made shall reduce, dollar for dollar, any outstanding Fixed Payments (such reduction being applied first to the last outstanding Fixed Payment), (2) any Option Proceeds (as defined below) that are actually paid shall reduce, dollar for dollar, any outstanding Fixed Payments (such reduction being applied first to the next outstanding Fixed Payment and so on) and (3) in the event that the Purchaser is prohibited by law from selling or licensing all products or services utilizing the Technology, no further Fixed Payments shall be required until such time, if any, as such prohibition ceases to exist (in which case, the Fixed Payments shall recommence on the date such prohibition ceases to exist, which date shall be deemed a Quarter Start Date, and three months thereafter the next Quarter Start Date, and so on). For the purposes of this Agreement, a “Quarter” means one of the three month periods in each calendar year beginning on January 1, April 1, July 1 and October 1, and each of such dates means a “Quarter Start Date”.

(b) Subject to paragraphs (i), (j) and (k) below, revenue payments (the

“Revenue Payments”) equal to 20% of all Technology Revenue (as defined below) actually received by the Purchaser in each Quarter (which in the case of the Quarter in which the Closing Date (as defined in Section 7.1 hereof) occurs, shall be the partial Quarter from the Closing Date to the Quarter end), payable within 30 days of the applicable Quarter end, and subject to adjustment as necessary within 60 days of the applicable Quarter end; provided that any Option Proceeds that are paid which exceed the outstanding Fixed Payments shall substitute for, dollar for dollar, subsequent Revenue Payments (such substitution being applied first to the next Revenue Payment and so on). “Technology Revenue” means gross revenue earned from the sale or licensing of products or services utilizing or derived from the Technology subject to the following:

(i) if the utilization of, or product derived from, the Technology contributes less than 50% of the economic value (meaning in cash or cash equivalents) of a product or service, then the revenue earned from the sale or licensing of that product or service shall be included in Technology Revenue only in the same proportion that the economic value contributed from the utilization of, or product derived from, the Technology is to the total economic value of the product or service. For greater certainty, any disagreement between the parties over the application of this clause (i) may be subject to audit pursuant to Section 3.3 below;

(ii) Contributions in Kind (as defined below), Collaboration Payments (as defined below) and research grants shall be excluded from Technology Revenue; except that, (A) if any such contribution in kind, collaboration payment or research grant includes a profit component (meaning an excess over the Direct and Indirect Costs (as defined below) of the activity for which the contribution, payment or grant was made) such excess shall be included in Technology Revenue, and (B) if in any calendar year the sum of Collaboration Payments and research grants minus any profit component included in Technology Revenue pursuant to (A) exceeds $2,000,000, 50% of such excess shall be included in Technology Revenue. HTG shall proceed in good faith and shall use commercially reasonable efforts to have a profit component included in each Contribution in Kind, Collaboration Payment and research grant that it is awarded.

“Contributions in Kind” means non-cash contributions of any kind made to the Purchaser in support of research and/or development. Such contributions may include but are not limited to man-hour contributions, raw or finished products or materials, and services of any kind to be used in such programs. Should any such contributions be sold or otherwise converted to cash, then it shall no longer be considered a “Contribution in Kind” but shall be considered a cash contribution to the extent of such cash receipts. Any revenue earned from the sale or licensing of products or services developed through Contributions in Kind shall be included in Technology Revenue.

“Collaboration Payments” means cash payments received by the Purchaser from any third party made to fund research and/or development in which the Purchaser and such third party collaborate together in the development and furtherance of the Technology. Any revenue earned from the sale or licensing of products or services developed through Collaboration Payments shall be included in Technology Revenue.

“Direct and Indirect Costs” of an activity means the direct costs of the activity (including (A) the salary/wage and benefit costs of employees engaged in the activity for the actual time during which they are so engaged, (B) the costs of agents and consultants engaged in the activity for the actual time during which they are so engaged and (C) the materials cost and other out-of- pocket expenses incurred in performing the activity) plus the indirect costs of the activity (including a reasonable allocation of general and overhead costs related to the activity); provided that, for purposes of such calculation, the aggregate Direct and Indirect Costs of an activity may not exceed the amount calculated by the following formula:

(2xSC) + MC

where

SC = staff costs, meaning the aggregate of (X) the salary/wage and benefit costs of employees engaged in the activity for the actual time during which they are so engaged plus (Y) the costs of agents and consultants engaged in the activity for the actual time during which they are so engaged, and

MC = the materials cost incurred in performing the activity;

(iii) tax credits, returns on investments, financing proceeds and similar receipts shall be excluded from Technology Revenue; and

(iv) the Technology Revenue actually received by the Purchaser in any Quarter shall be decreased by the legal and patent agent fees and disbursements, related taxes and like expenses paid by the Purchaser in such Quarter, in each case in the defense of any claims that the use, licensing or sale of the Technology and the Related Intellectual Property Rights infringes on or misappropriates the intellectual property rights of any other person or entity.

(c) In any Quarter (which in the case of the Quarter in which the Closing Date occurs, shall be the partial Quarter from the Closing Date to the Quarter end) that the Purchaser pays legal or patent agent fees and disbursements, related taxes and like expenses, in each case to defend patents relating to the Technology that, in total, exceed $100,000, the Fixed Payment, if any, payable on the next Quarter Start Date shall be reduced by $35,000, ($45,000 if the Quarter Start Date is January 1 or Apri1 1, 2001). Such $35,000 (or $45,000, as applicable) shall be paid on the next Quarter Start Date (or Quarter Start Dates, if necessary) on which, and to the extent that, a Fixed Payment totaling $70,000 is not already payable.

Sale of Technology

(d) If, when a portion of the Aggregate Cash Consideration remains outstanding, the Purchaser sells all of its right, title and interest in the Technology and related Intellectual Property Rights (other than pursuant to an internal reorganization and together with an assignment of the Purchaser’s rights and obligations under this Agreement with the consent of NeoGen or a Member, such consent not to be unreasonably withheld), the Purchaser shall pay the proceeds therefrom (net of selling expenses) first to NeoGen in the amount of the outstanding Aggregate Cash Consideration (or such lesser amount as exhausts the proceeds and, in such circumstances, the Aggregate Cash Consideration shall be deemed to have been fully paid). If such proceeds include non-cash property, any payment thereof to NeoGen shall be in the form of a pro rata share of each kind of property and the Fair Value of the non-cash property shall be determined in accordance with Schedule 3.2 hereto. In the event of a sale as contemplated by this paragraph (d), the Purchaser shall be entitled to assign its rights and obligations under this Agreement to the purchaser.

Option (as defined in Section 6.5) Offset

(e) Subject to paragraphs (f) and (g) below, the Aggregate Cash Consideration shall be decreased by the Net Fair Value of the Option (as defined below), if any, effective on the earlier of (i) an exercise of the Option (a “Post Exercise Decrease”), (ii) a time when the Option is exercisable and the Net Fair Value of the Option is equal to or greater than the outstanding portion of the Aggregate Cash Consideration (a “Pre-Exercise Decrease”), and (iii) a disposition of the Option. “Net Fair Value of the Option” means the Fair Value of the Option (as defined below) reduced by the Additional Tax (as defined below) due assuming the sale of the property underlying the Option on the date such Fair Value is determined. “Fair Value of the Option” means (1) if being determined upon an exercise of the Option or at a time when the Option is exercisable, the amount, if any, by which the Fair Value of the property underlying the Option exceeds the aggregate exercise price of the Option, such Fair Value to be determined in accordance with Schedule 3.2 hereto, and (2) if being determined upon a disposition of the Option, the Fair Value of the property received on the realization determined in accordance with Schedule 3.2 hereto. “Additional Tax” means the excess of the amount of income tax (federal, state and local) that would be payable assuming a sale of the property underlying the Option on the date the Fair Value is determined over the amount of income tax (federal, state and local) that would be payable upon receipt of a comparable amount of Aggregate Cash Consideration.

(f) If the Aggregate Cash Consideration is decreased under paragraph (e) above as a result of a Post Exercise Decrease and the underlying property is securities subject to resale restrictions pursuant to applicable securities laws (such a decrease being referred to as the “Tentative Decrease”), the determination of the actual amount by which the Aggregate Cash Consideration shall be decreased (the “Actual Decrease”) shall be deferred until the earlier of (i) three months after such time as the underlying securities can be sold without restriction pursuant to Rule 144, promulgated under the Securities Act (as defined below), or any successor provision thereto (“Rule 144”), assuming non-application of any volume limitations pursuant to Rule 144, (ii) the underlying securities can be publicly traded without restrictions, and (iii) a disposition of the underlying securities. At such time, the Fair Value of the underlying securities shall be determined again in accordance with Schedule 3.2 hereto and the amount, if any, by which such Fair Value reduced by the Additional Tax (determined as of the date such Fair Value is determined) exceeds the aggregate exercise price of the Option shall constitute the amount of the Actual Decrease. During the period until the Actual Decrease is determined, the Purchaser shall not be required to make any Revenue Payments (or payment of sale proceeds pursuant to paragraph (d) above) to NeoGen that would not be required if the Tentative Decrease were the Actual Decrease; however, the Purchaser will be required to deposit such amounts into an interest bearing escrow account from which no withdrawals will be made without the written consent of NeoGen and the Purchaser until such time as the Actual Decrease is determined. At such time, if any, that the Actual Decrease is determined to be less than the Tentative Decrease, NeoGen shall be immediately paid from such escrow the amount by which the Tentative Decrease exceeds the Actual Decrease. At such time, if any, that the Actual Decrease is determined to be greater than the Tentative Decrease, the Purchaser shall be immediately entitled to receive from such escrow any amounts remaining in escrow.

(g) If the Aggregate Cash Consideration is decreased under paragraph (e) above as a result of a Pre-Exercise Decrease, on notice by the Purchaser to NeoGen the Option shall be deemed to have been exercised and paragraph (f) shall apply according to its terms as if the Option had been exercised. If subsequent to the time of a Pre-Exercise Decrease and before the determination of the Actual Decrease, the Net Fair Value of the Option becomes less than the outstanding portion of the Aggregate Cash Consideration (determined without regard to such Pre-Exercise Decrease), the Tentative Decrease shall be reduced to reflect the reduction in the Net Fair Value of the Option and the Purchaser shall once again be required to make Revenue Payments to NeoGen until such time as the Net Fair Value of the Option is equal to or greater than the outstanding portion of the Aggregate Cash Consideration.

SIDDCO Sale

(h) Notwithstanding paragraphs (e), (f) and (g) above, if the outstanding capital stock of SIDDCO is sold to a third party (including by a merger transaction) on or before March 31, 2001 (a “SIDDCO Sale”), this paragraph (h) shall apply and such paragraphs (e), (f) and (g) shall be of no further force or effect. NeoGen hereby agrees with the Purchaser and with SIDDCO to sell the Option, free and clear of all liens, charges, encumbrances and security interests whatsoever, pursuant to and as part of a SIDDCO Sale in consideration for the following (the “Option Proceeds”): (i) a cash payment out of the proceeds of the SIDDCO Sale at the same time and in the same amount per share of common stock underlying the Option as the holders of SIDDCO common stock receive per outstanding share upon the closing of the SIDDCO Sale (the “Closing Payment per Share of Common Stock”, which is expected to be approximately $2.05 per share) less $1.50 per share (being the exercise price per share under the Option); and (ii) a cash payment from the Purchaser at the same time (or, at the Purchaser’s election, in advance, including by designating any other payment as payment of Option Proceeds, and in which case interest shall cease to accrue on any Option Proceeds so paid) and in the same amount per share of common stock underlying the Option as the holders of SIDDCO common stock receive per outstanding share upon release of the indemnity escrow fund established pursuant to the SIDDCO Sale agreement (which release is currently expected to occur after 18 months after the closing) (the “Escrow Payment per Share of Common Stock” and which, if there are no indemnity claims, is expected to be approximately $0.56 per share plus earned interest and less escrow expenses). For greater certainty, NeoGen understands and agrees that neither SIDDCO nor any of its parents, officers, directors, shareholders or other affiliates (other than the Purchaser) shall have any obligation or liability whatsoever with respect to the Escrow Payment per share of Common Stock.

NeoGen agrees to timely execute and deliver such other and further instruments and documents and to timely take such further action as the Purchaser or SIDDCO may reasonably request to carry into effect or to evidence further the sale of the Option as provided for herein, including a Release in the form attached as Exhibit B hereto, to be executed and delivered by NeoGen concurrently with the closing of a SIDDCO Sale and payment to NeoGen of the Closing Payment per Share of Common Stock.

The Purchaser acknowledges that NeoGen’s agreement to this paragraph (h) is premised on the Closing Payment per Share of Common Stock and the Escrow Payment per Share of Common Stock comprising the aggregate consideration receivable per outstanding share pursuant to a SIDDCO Sale by the holders of SIDDCO common stock (excluding a distribution to such holders of the capital stock held by SIDDCO in the Purchaser). NeoGen shall only be bound by this paragraph (h) with respect to a SIDDCO Sale for which the foregoing sentence is true and the Purchaser and SIDDCO so represent and warrant to NeoGen.

Withholding of Revenue Payments

(i) At any time and from time to time the Purchaser may request a freedom to operate opinion as regards the Technology from patent counsel mutually acceptable to the Purchaser and any of NeoGen and the Members acting reasonably (“Approved Patent Counsel”). If: (1) Approved Patent Counsel is unable to provide the Purchaser with a clean freedom to operate opinion or (2) the Purchaser and any of NeoGen and the Members mutually agree; the Purchaser may commence to withhold 50% of any Revenue Payments (or 50% of any payment of sale proceeds pursuant to paragraph (d) above reasonably attributable to the use at issue) that would otherwise be payable to NeoGen. Subject to paragraph (j) below, such withholding shall cease as regards future Revenue Payments if Approved Patent Counsel shall provide the Purchaser with a clean freedom to operate opinion as regards the Technology (in the place of the one that previously could not be issued or was restricted) or the Purchaser and any of NeoGen and the members mutually agree. Either the Purchaser or NeoGen may request such opinion from time to time from Approved Patent Counsel at the expense of the requesting party.

(j) The Purchaser will be required to deposit any amounts withheld pursuant to paragraph (i) above in an interest bearing escrow account from which no withdrawals will be made without the written consent of NeoGen and the Purchaser until such time as either of the following shall occur:

(i) the risk(s) of infringement that resulted in the withholding of Revenue Payments shall have been resolved without resulting in liability on the part of the Purchaser; and such resolution shall be deemed to have occurred if Approved Patent Counsel shall provide the Purchaser, at the request of the Purchaser or NeoGen, with an opinion to that effect. In such event, NeoGen shall be immediately paid the amounts held in the escrow account; or

(ii) the Purchaser shall be liable to make payments (other than future royalty payments which are addressed in paragraph (k) below) to another person or entity for the alleged or proven infringement of intellectual property rights as a consequence of the use, licensing or sale of the Technology and the related Intellectual Property Rights. In such case: (l) commencing with the Revenue Payment subject to the first withholding, the Purchaser shall be entitled to apply 50% of any Revenue Payments that would otherwise be payable against payment of such liability, such application to be made first out of amounts held in the escrow account; and (2) with respect to any payment of sale proceeds pursuant to paragraph (d) above, a percentage (to a maximum of 50%) of any such payment that is equal to the percentage that such liability costs the shareholders of the Purchaser on such sale, such application to be made first out of amounts held in the escrow account. If the amounts held in the escrow account exceed 50% (or such lesser applicable percentage in the case of sale proceeds pursuant to paragraph (d) above) of such liability, NeoGen shall be immediately paid such excess amounts.

(k) If the Purchaser shall be liable at law to make future royalty payments to another person or entity in connection with the use, licensing or sale of the Technology and the related Intellectual Property Rights, the Purchaser shall be entitled to apply up to 50% of any Revenue Payments that would otherwise be payable in a Quarter against payment of 50% of such royalty payments attributable to such Quarter.

(1) For greater certainty, no application of Revenue Payments pursuant to paragraphs (j) or (k) above against infringement liabilities or royalty payments shall decrease or constitute payment of the Aggregate Cash Consideration.

3.3 Information and Audits. So long as any portion of the Aggregate Cash Consideration remains outstanding, the Purchaser shall provide NeoGen with Quarterly statements of Technology Revenue and any other information required to calculate the Fixed Payments and Revenue Payments. NeoGen may require any such statement and information to be audited by the Purchaser’s auditors (provided such auditors are acceptable to NeoGen, acting reasonably, for this purpose, and if not so acceptable, by a mutually acceptable regionally or nationally recognized accounting firm that is independent of the parties; and if NeoGen and the Purchaser cannot agree on such a firm, Price Waterhouse Coopers shall be the auditor for this purpose so long as such firm continues to be reasonably independent of the parties). If NeoGen requires an audit, NeoGen shall pay the costs thereof if the audit confirms the aggregate of the Fixed Payments and Revenue Payments in question is an amount not more than 7% greater than the amount calculated by the Purchaser; if the audit determines that the aggregate of such Fixed Payments and Revenue Payments is an amount more than 7% greater than the amount calculated by the Purchaser, the Purchaser shall pay the costs thereof.

3.4 Security. The obligation of the Purchaser to make the Fixed Payments, Revenue Payments and the Option Proceeds payment in accordance with the terms of this Agreement shall be secured by a first lien on the Technology in favor of NeoGen pursuant to a Security Agreement and Collateral Assignment of Patents and Trademarks (the “Security Agreement”) in the form attached as Exhibit C hereto.

ARTICLE IV.

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF NEOGEN

NeoGen hereby represents and warrants to, and covenants and agrees with, the Purchaser and its successors and permitted assigns, as of the date hereof, that:

4.1 Organization; Authority. NeoGen is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Arizona and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. Each of NeoGen and the Members has full power and authority to execute and deliver this Agreement and to perform all of its or his covenants and agreements hereunder. The execution and delivery of this Agreement by NeoGen, the performance by NeoGen of its covenants and agreements hereunder and the consummation by NeoGen of the transactions contemplated hereby have been duly authorized by all necessary corporate action. The Members are the only members of NeoGen. This Agreement constitutes a valid and legally binding obligation of NeoGen and the Members, enforceable against each of NeoGen and the Members in accordance with its terms. Complete and correct copies of the articles of organization as filed with the Arizona Corporation Commission and operating agreement of NeoGen (in each case, together with all amendments, modifications and supplements thereto) have been provided to the Purchaser. NeoGen has no by-laws.

4.2 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of organization or operating agreement of NeoGen or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which any of NeoGen and the Members is a party or by which any of NeoGen and the Members or any of the Purchased Assets is bound, with the exception of the Technology License Agreements. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Title to the Purchased Assets.

(a) Each of the Members has conveyed all of his ownership, right, title and interest in the Technology and the related Intellectual Property Rights to NeoGen and has no further ownership, right, title or interest of any kind in or with respect to the Technology and the related Intellectual Property Rights.

(b) NeoGen has good and valid title to the Purchased Assets, free and clear of all liens, charges, encumbrances or security interests whatsoever, with the exception of the Technology License Agreements and government entitlements pursuant to NIH Grant No. R43CA84874-01 and NSF Grant No. DMI9961034, and has full power and authority to sell the Purchased Assets to the Purchaser and to execute in connection therewith this Agreement. There are no agreements, options or other rights pursuant to which any of NeoGen and the Members is or may become obligated to sell the Purchased Assets. Upon consummation of the transactions contemplated hereby, the Purchaser shall have good and valid title to the Purchased Assets, free and clear of all liens, charges, encumbrances or security interests whatsoever.

4.4 Development of the Technology. Except as set forth in Schedule 4.6 hereto, the Technology and the related Intellectual Property Rights were developed without inventive contribution from persons or entities other than (i) the Members and (ii) Bruce Seligmann and any other employee or agent of SIDDCO or the Purchaser.

4.5 Use of the Technology. With the exception of the Technology License

Agreements and the government entitlements referred to in Section 4.3(b) hereto, the Sellers have not permitted, or granted any right to, any person or entity to use the Technology or the Intellectual Property Rights relating to the Technology.

4.6 Intellectual Property Rights including Patents. Schedule 4.6 hereto sets forth a complete list of all United States, international or foreign patents and patent applications (including provisional applications) relating to the Technology filed or drafted by or on behalf of NeoGen or a Member and specifies the jurisdictions in which such patents have been issued or registered or in which an application for such issuance and registration has been filed, including the date of grant and filing and the respective registration or application numbers and the names of all registered owners. The following is a list of all software programs used by NeoGen or a Member in connection with the Technology: MAPS FIT, Oligo Design, and MAPS Crunch. To the actual knowledge of NeoGen and the Members, all statements contained in all applications for registration of patents relating to the Technology (i) were true and correct as of the date of such applications and (ii) continue to be true and correct as of the date hereof, except as disclosed to the Purchaser and to the United States Patents and Trademarks Office by NeoGen, a Member or Anthony Zelano (patent counsel).

4.7 Other Registered Intellectual Property Rights. Except as set forth in Schedule 4.6 hereto, neither NeoGen nor a Member has applied for or obtained registration of any Intellectual Property Rights (including trademarks and copyrights) relating to the Technology with any governmental or other similar authority in the United States or any other jurisdiction in the world.

4.8 Protection of Intellectual Property Rights. NeoGen and the Members have taken reasonable steps to protect NeoGen’s rights in its confidential information and trade secrets relating to the Technology and the related Intellectual Property Rights.

4.9 No Infringement.

(a) The current making, use, importing, offering for sale, and/or sale of the Technology and the related Intellectual Property Rights does not (i) infringe, to the actual knowledge of any of NeoGen and the Members, any valid United States patent of any other person or entity, and NeoGen and the Members have disclosed to the Purchaser and to the United States Patents and Trademarks Office all other circumstances of which any of NeoGen and the Members has actual knowledge that nevertheless may give rise to such infringement being alleged in the future, or (ii) violate any federal or state law or the regulations of any federal or state agency or governmental unit.

(b) There are no claims, actions or proceedings pending, or threatened to the actual knowledge of any of NeoGen and the Members, against or involving any of NeoGen and the Members in respect of the Technology or the related Intellectual Property Rights.

4.10 Infringement by Others. NeoGen and the Members have disclosed to the Purchaser and to the United States Patents and Trademarks Office all circumstances of which any of NeoGen and the Members has actual knowledge that may constitute actual or potential infringement by third parties on the Technology or the Intellectual Property Rights relating to the Technology.

4.11 Securities Requirements.

(a) NeoGen understands that the Purchaser will issue and deliver to NeoGen, as part of the Purchase Price, the HTG Shares pursuant to this Agreement, without compliance with the registration requirements of the Securities Act of 1933 (the “Securities Act”); that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

(b) NeoGen understands that the HTG Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the HTG Shares or an available exemption from registration under the Securities Act, the HTG Shares must be held indefinitely. In this connection, NeoGen represents that it and the Members are familiar with Rule 144 of the Securities and Exchange Commission (the “SEC”), as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act, including the Rule 144 condition that current information about the Purchaser be available to the public. Such information is not now available, and the Purchaser has no present plans to make such information available.

(c) NeoGen and each of the Members is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(d) NeoGen and each of the Members is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the HTG Shares and its or his financial position is such that it or he can afford to retain the HTG Shares for an indefinite period of time without realizing any direct or indirect cash return on its or his investment.

(e) NeoGen is acquiring the HTG Shares for its account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

4.12 Disclosure. The representations and warranties made by NeoGen in this Agreement (including the Schedules hereto), do not contain any untrue statement of a material fact, and do not omit any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Purchaser and referred to herein, including the documents disclosed in the Schedules and Exhibits to this Agreement, are complete and accurate copies of such documents.

4.13 Payment of Taxes. NeoGen shall pay all local, state, federal or other taxes or similar charges which may be payable in connection with the conveyance and transfer of the Purchased Assets to the Purchaser.

4.14 Bulk Sale Indemnification. Without admitting that the bulk sales law of any state is applicable to the transactions contemplated by this Agreement, the parties hereby waive and agree not to comply with the bulk sales law of any state, and NeoGen agrees to indemnify and hold harmless the Purchaser from and against any and all liabilities arising by reason of such noncompliance in connection with the sale of the Purchased Assets to the Purchaser, including any claims by creditors of NeoGen.

4.15 Further Assurances. NeoGen hereby further covenants and agrees:

(a) to timely execute and deliver such other and further instruments and documents and to timely take such further action as the Purchaser may reasonably request to carry into effect or to evidence further the sale and assignment of the Purchased Assets to the Purchaser;

(b) that it will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by NeoGen or a Member from any person or entity relating to the Purchased Assets; and

(c) to promptly pay or otherwise fulfill and discharge all obligations and liabilities of NeoGen and the Members in connection with the Purchased Assets when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in a lien, charge or encumbrance on any of the Purchased Assets, or adversely affect the Purchaser’s title to or use of any of the Purchased Assets.

4.16 Disclaimer. For greater certainty, NeoGen and the Members do not represent or warrant that any patents will issue or that any issued patents are valid as a result of the patent application, nor do NeoGen and the Members represent or warrant that the Purchaser’s use of the Technology does not infringe on any other patents.

4.17 SBIR Grant. NeoGen shall promptly provide the Purchaser with copies of the interim and final results and all reports, lab books and other information and data for work relating to the SBIR Grant No. 9961034 so that the Purchaser may complete the application for a Phase II grant.

4.18 NeoGen to Continue Existence. NeoGen shall continue in existence, and shall neither dissolve nor otherwise terminate its existence, so long as it has obligations under this Agreement.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants and agrees with, NeoGen and its successors and permitted assigns, as of the date hereof, that:

5.1 Organization; Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The

Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform all of its covenants and agreements hereunder. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Complete and correct copies of the articles of merger as filed with the Secretary of State of the State of Delaware and by-laws of the Purchaser (in each case, together with all amendments, modifications and supplements thereto) have been provided to NeoGen.

5.2 Authorized and Outstanding Capital Stock. The authorized capital of the Purchaser consists of 10,000,000 shares of common stock, par value $0.001 per share, of which approximately 3,670,000 shares are, or are committed to be, issued and outstanding as of the date hereof plus the 600,000 HTG Shares. Each share of the issued and outstanding capital stock of the Purchaser is duly authorized, validly issued, fully paid and nonassessable.

5.3 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of merger or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4 No Infringement.

(a) The current making, use, importing, offering for sale, and/or sale of the Technology and the related Intellectual Property Rights does not (i) infringe, to the actual knowledge of the Purchaser, any valid United States patent of any other person or entity, and the Purchaser has disclosed to the Members all other circumstances of which the Purchaser has actual knowledge that nevertheless may give rise to such infringement being alleged in the future, or (ii) violate any federal or state law or the regulations of any federal or state agency or governmental unit.

(b) There are no claims, actions or proceedings pending, or threatened to the actual knowledge of the Purchaser, against or involving the Purchaser in respect of the Technology or the related Intellectual Property Rights.

5.5 Infringement by Others. The Purchaser has disclosed to NeoGen all circumstances of which the Purchaser has actual knowledge that may constitute actual or potential infringement by third parties on the Technology or the Intellectual Property Rights relating to the Technology.

5.6 Disclosure. The representations and warranties made by the Purchaser in this Agreement (including the Schedules hereto), do not contain any untrue statement of a material fact, and do not omit any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Copies of all documents heretofore or hereafter delivered or made available to NeoGen and referred to herein, including the documents disclosed in the Schedules and Exhibits to this Agreement, are complete and accurate copies of such documents.

5.7 Further Assurances. The Purchaser hereby further covenants and agrees:

(a) to timely execute and deliver such other and further instruments and documents (including financing statements) and to timely take such further action as NeoGen may reasonably request to carry into effect or to evidence further the sale and assignment of the Purchased Assets to the Purchaser and the security interest in the Collateral (as defined in the Security Agreement) and the rights, privileges and remedies created thereby. The Purchaser shall join NeoGen in executing one or more financing statements with respect to the Collateral and security interest therein in a form satisfactory to NeoGen acting reasonably; and

(b) to promptly pay or otherwise fulfill and discharge all obligations and liabilities of the Purchaser hereunder when due and payable.

5.8 Acknowledgement in Scientific Papers. So long as it is within the Purchaser’s control, the Purchaser shall cause NeoGen and the Members to be acknowledged (and recognized as authors, if permitted by the applicable ethical scientific rules) in the first three scientific papers relating to the Technology.

ARTICLE VI.

CONFIDENTIALITY, NON-COMPETITION AND ADDITIONAL AGREEMENTS

6.1 Confidentiality.

(a) Each of NeoGen and the Members acknowledges that the Purchaser will be irreparably damaged if its or his knowledge of the Technology or the related Intellectual Property Rights were disclosed to or utilized on behalf of any person or entity other than the Purchaser, and each of NeoGen and the Members covenants and agrees that it or he will not, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use (or permit to be used) in any way such information (“Confidential Information”), unless (i) compelled to disclose Confidential Information by judicial or administrative process or, in the opinion of counsel, by other requirement of law, and, in any such event, such one of NeoGen and the Members gives the Purchaser prompt written notice of any such requirement prior to any such disclosure or (ii) the Confidential Information is generally available to the public through no fault of any of NeoGen and the Members.

(b) Without limiting the generality of the foregoing, Confidential Information includes the following types of information, and other information of a similar nature (whether or not reduced to writing or still in development): designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development processes, procedures, and know- how related to the Technology, the related Intellectual Property Rights or the Purchaser’s business.

6.2 Non-Competition.

(a) Subject to paragraph (b) below, each of NeoGen and the Members agrees that it or he shall not, for the period commencing on the Closing Date and ending on the later of (i) expiration of the last patent relating to the Technology arising from any of the patent applications listed in Schedule 4.6 hereto and (ii) 17 years after the Closing Date, either directly or indirectly, undertake or carry on or be engaged or have any financial interest in (except for the ownership of publicly-traded securities constituting not more than 5% of the outstanding securities of the issuer thereof), or in any other manner advise or assist any person or entity engaged or interested in, any technology or business that competes with (or, when developed would compete with), or is the same as or substantially similar to, the Technology and the business relating thereto.

(b) The non-competition covenant provided for in paragraph (a) above shall terminate if either:

(i) during the period commencing on the Closing Date and ending on the day that the last Fixed Payment is due, the Purchaser (A) fails to achieve $10,000,000 in revenue and (B) has not paid to NeoGen Aggregate Cash Consideration (including (1) at the Purchaser’s option, any payments in advance and (2) any payment of Option Proceeds by the Purchaser or otherwise) of at least $2,000,000; or

(ii) the Purchaser defaults in making any required Fixed Payment or Revenue Payment and such default is not remedied within thirty days of the Purchaser receiving written notice from NeoGen.

6.3 Each of NeoGen and the Members acknowledges that actual breach or threatened breach by it or him of Sections 6.1 or 6.2 hereof will result in the Purchaser suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each of NeoGen and the Members, in the event of proven actual or threatened breach of Sections 6.1 or 6.2 hereof, (i) agrees that in addition to any other relief to which the Purchaser may become entitled, the Purchaser shall be entitled, upon posting of no more than nominal bond or other security, to interim and permanent injunctive relief, specific performance and other equitable remedies and (ii) hereby waives any right to claim that the Purchaser will not be irreparably harmed or that injunctive relief is not a proper remedy.

6.4 Notice of Potential Infringement and Cooperation in Defending. In the event that the Purchaser, NeoGen or the Members are contacted regarding the use, licensing or sale of the Technology and the related Intellectual Property Rights potentially infringing on or misappropriating the intellectual property rights of any other person or entity, the party so contacted shall promptly notify the other parties of the contact and the circumstances giving rise to the potential infringement or misappropriation. Each of NeoGen and the Members shall provide all reasonable cooperation to the Purchaser in any action the Purchaser may take to protect its rights in the Technology and the related Intellectual Property Rights, which shall include being a party, plaintiff or defendant, or witness in any legal action to protect, defend or enforce a patent or the Purchaser’s rights to exclusively use the Technology and the related Intellectual Property Rights.

6.5 Termination of Technology License and Other Agreements. NeoGen and the Purchaser agree that both of the Technology License Agreements and the Research & Development Agreement dated as of August 2, 1997, as amended March 2, 1998 between SIDDCO and Neotech Instrumentation, L.L.C. (“Neotech”) shall terminate coincidentally with the Closing; except that the option to purchase 300,000 shares of SIDDCO common stock granted to NeoGen pursuant to Section 4.01(a) of the Technology License Agreement between NeoGen and SIDDCO (the “Option”) shall continue in full force and effect according to its terms; provided, however, NeoGen understands and agrees that effective upon delivery to NeoGen of the Closing Payment per Share of Common Stock pursuant to a SIDDCO Sale, the Option shall thereby be automatically terminated and of no further force or effect although the Purchaser shall have the obligation to make the Escrow Payment per Share of Common Stock as provided in paragraph 3.2(h) hereof. By the execution of this Agreement where indicated below by their respective duly authorized representative(s), (i) NeoGen, Neotech, the Purchaser and SIDDCO hereby consent, as applicable, to the termination of the Technology License Agreement between NeoGen and the Purchaser, the Technology License Agreement between NeoGen and SIDDCO but without terminating the Option which shall continue in full force and effect according to its terms (provided, however, NeoGen understands and agrees that effective upon delivery to NeoGen of the Closing Payment per Share of Common Stock pursuant to a SIDDCO Sale, the Option shall thereby be automatically terminated and of no further force or effect although the Purchaser shall have the obligation to make the Escrow Payment per share of Common Stock as provided in paragraph 3.2(h) hereof), and such Research & Development Agreement, and agree that the parties to both of the Technology License Agreements and such Research & Development Agreement shall have no further obligations thereunder and (ii) NeoGen and Neotech agree to promptly return to SIDDCO or the Purchaser all reports, lab books and other information and data borrowed pursuant to the Technology License Agreements and such Research & Development Agreement.

6.6 Guarantee of Members. Each of the Members, jointly and severally, hereby guarantees the performance by NeoGen of its following obligations hereunder (the “NeoGen Obligations”):

(a)	pursuant to Section 2.1;

(b)	pursuant to Sections 3.2(h) and 3.3;

(c)	any obligations arising out of or based upon NeoGen’s representations, warranties, covenants and agreements pursuant to Article IV;

(d)	pursuant to Sections 6.1, 6.2, 6.3, 6.4 and 6.7(b);

(e)	pursuant to Article VII; and

(f)	pursuant to Section 9.2(a).

The liability of the Members under this Section 6.6 shall be irrevocable, continuing, absolute and unconditional and shall not be affected by, and each Member hereby waives, to the fullest extent permitted by law: (i) the bankruptcy, winding-up, liquidation, dissolution or insolvency of NeoGen, including any discharge of any of the NeoGen Obligations resulting therefrom; (ii) any defense arising by reason of any failure of the Purchaser to make any presentment, demand for performance, notice of any non-performance, protest, or any other notice; or (iii) any change in the execution, structure, constitution, name, objects, powers, business, control, or ownership of NeoGen. Each Member hereby waives (1) notice of acceptance of this guarantee; and (2) any right to require that any action or proceeding be brought against NeoGen or any other person, or to require that the Purchaser seek enforcement of any performance against NeoGen or any other person, prior to any action against a Member under the terms hereof Each Member consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes in the terms of the NeoGen Obligation agreed to by NeoGen, or any part thereof.

6.7 Indemnities

(a) The Purchaser shall defend, at its sole cost and expense, and indemnify and hold harmless to the fullest extent permitted by law, NeoGen and the Members from all losses and expenses incurred in connection with any action, suit, proceeding, claim, demand or investigation or any settlement thereof (provided that such settlement is approved by the Purchaser in writing, acting reasonably) which arises out of or is based upon the Purchaser’s use, licensing or sale of the Technology or the related Intellectual Property Rights. The foregoing indemnity shall not apply to any losses or expenses incurred by a party to the extent the same arose out of any act or omission of any of NeoGen and the Members. For greater certainty, the foregoing indemnity shall not include lost or deferred payments that are lost or deferred payments pursuant to the terms of Section 3.2 hereof.

(b) NeoGen shall defend, at its sole cost and expense, and indemnify and hold harmless to the fullest extent permitted by law, the Purchaser from all losses and expenses incurred in connection with any action, suit, proceeding, claim, demand or investigation or any settlement thereof (provided that such settlement is approved by NeoGen in writing, acting reasonably) which arises out of or is based upon NeoGen’s or a Member’s use, licensing or sale of the Technology or the related Intellectual Property Rights to third persons or entities other than the Purchaser. The foregoing indemnity shall not apply to any losses or expenses incurred by the Purchaser to the extent the same arose out of any act or omission of the Purchaser.

ARTICLE VII.

CLOSING AND CONDITIONS TO CLOSING

7.1 Closing; Closing Date. The closing of the purchase and sale of the Purchased Assets contemplated hereby (the “Closing”) shall take place by facsimile transmission at 11:00 a.m. local time, in Tucson, Arizona, on the earlier of the closing of a SIDDCO Sale and February 1, 2001; or such earlier or later date as may be mutually agreed upon. The date on which the Closing takes place is herein called the “Closing Date”.

7.2 Conditions to Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase the Purchased Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to following conditions precedent:

(a) the execution and delivery by NeoGen and the Members of a Bill of Sale and Assignment of Patents in mutually acceptable form and substance acting reasonably;

(b) the execution and delivery by Bruce Seligmann of a release in mutually acceptable form and substance acting reasonably;

(c) the Purchaser shall have received an original copy of the resolutions adopted by the Members with respect to the authorization by the Members of the execution and delivery of this Agreement by NeoGen, the performance by NeoGen of its covenants and agreements hereunder and the consummation by NeoGen of the transactions contemplated hereby, which resolutions shall not have been amended or modified and shall be in full force and effect;

(d) the Purchaser shall have received an opinion of Mesch, Clark & Rothschild, P.C., counsel for NeoGen and the Members, dated the Closing Date, in mutually acceptable form and substance acting reasonably; and

(e) the Purchaser shall have received such other Closing documents as it shall reasonably request.

7.3 Conditions to NeoGen’s and the Members’ Obligation to Close. The obligation of NeoGen and the Members to sell the Purchased Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to following conditions precedent:

(a) The delivery to NeoGen of a certificate representing the HTG Shares;

(b) the execution and delivery by the Purchaser of the Security Agreement and related financing statements;

(c) NeoGen shall have received an original copy of the resolutions adopted by the Board of Directors of the Purchaser with respect to the authorization by the Board of Directors of the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby, which resolutions shall not have been amended or modified and shall be in full force and effect;

(d) NeoGen shall have received an opinion of Arizona counsel to the Purchaser (likely Bryan Daum) as to the laws of the State of Arizona, and an opinion of Torys, transaction counsel to the Purchaser, as to federal securities laws, in each case in mutually acceptable form and substance, acting reasonably; and

(e) NeoGen and the Members shall have received such other Closing documents as they shall reasonably request.

ARTICLE VIII.

ENFORCEMENT; REMEDIES

8.1 Remedies at Law or in Equity. If (each a “Default”):

(a) NeoGen, a Member or the Purchaser shall default in any of its or his obligations or performance under this Agreement or under the Security Agreement and associated financing statement(s), which default shall continue 15 business days after written notice to the defaulting party;

(b) NeoGen, a Member or the Purchaser shall default in any other obligation, covenant or liability contained or referred to herein, which default shall continue 15 business days after written notice to the defaulting party;

(c) any representation or warranty made by NeoGen or a Member to the Purchaser or by the Purchaser to NeoGen, as the case may be, in this Agreement or the Security Agreement, or any other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the date it was made (notwithstanding any investigation at any time made by the party receiving the representation and warranty or any actual knowledge of such party as of the date hereof) and not be corrected within 15 business days after written notice by a party to the party who made the representation and warranty;

(d) the Purchaser defaults in payment of the purchase price as specified in Article III of this Agreement, which default shall continue 15 business days after written notice to the defaulting party; or

(e) there shall occur (i) the uninsured damage or destruction of substantially all of the Collateral or (ii) the sale or the encumbrance of any of the Collateral or the making of any levy, seizure or attachment thereof, in any such case in breach of this Agreement or the Security Agreement; or

(f) upon dissolution of the Purchaser, abandonment by the Purchaser of substantially all of the Collateral, the Purchaser being adjudicated insolvent by a court of competent jurisdiction, termination of the Purchaser’s existence, appointment of a receiver of substantially all of the property of the Purchaser, assignment for the benefit of creditors by the Purchaser of substantially all of the property of the Purchaser, or the commencement of any proceeding regarding the Purchaser under any bankruptcy or insolvency laws by or against the Purchaser, the aggrieved party may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of such party or to take any one or more of such actions; including in the event of default by the Purchaser, NeoGen shall pave the remedies of a secured party under the Arizona Uniform Commercial Code, and all remedies available at law or in equity, including specific performance and the right to appoint a receiver to manage, operate and control the Collateral. Pursuant to the Security

Agreement, NeoGen may require the Purchaser to assemble the Collateral and deliver or make it available to NeoGen at a place to be designated by NeoGen that is reasonably convenient to both parties. Expenses of retaking, holding or the like shall include NeoGen’s reasonable attorneys’ fees and legal expenses and shall be included in the indebtedness owed by the Purchaser to NeoGen.

8.2 In the event of any such action, the prevailing party in such dispute shall be entitled to recover from the losing party (i) all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including reasonable fees and expenses of attorneys and accountants and all fees, costs and expenses of appeals and (ii) interest on damage and cost recovery payments from the date the damage or cost was incurred to the date of payment by the losing party at the rate of 8.0% per annum, compounded monthly.

8.3 Limitation on Liability of NeoGen. Notwithstanding any other provision of this Agreement, the aggregate liability of NeoGen to the Purchaser pursuant to the indemnity set forth in paragraph 6.7(b) hereof shall not exceed the aggregate of (i) the Aggregate Cash Consideration (including, at the Purchaser’s option, any payments in advance) paid to NeoGen from time to time plus (ii) the Fair Value of the HTG Shares determined at the time of indemnification in accordance with Schedule 3.2 hereto.

8.4 Remedies Cumulative; Waiver.

(a) No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to any party. No express or implied waiver by any party of any default shall be a waiver of any future or subsequent default. The failure or delay of any party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any right by any party shall not exhaust the same or constitute a waiver of any other right provided herein.

(b) The taking of this Agreement or the Security Agreement shall not waive or impair any other rights or security NeoGen may have or hereafter acquire for the payment of money hereunder, nor shall the taking of any such additional security waive or impair this Agreement or the Security Agreement; but NeoGen may resort to any security it may name in the order it may deem proper, and notwithstanding any collateral security, NeoGen shall retain its rights of set off against the Purchaser.

8.5 Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of any Arizona state or United States federal court sitting in Pima County, Arizona over any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Arizona state or federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties further waive any objection to venue in such state and any objection to any action or proceeding in such state on the basis of forum non conveniens.

8.6 Set Off.

(a) The Purchaser may set off any payments owed by it hereunder against any payments owed by any of NeoGen and the Members hereunder.

(b) NeoGen and the Members may set off any payments owed by them hereunder against any payments owed by the Purchaser hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Purchaser and NeoGen, and the respective heirs, legal representatives, successors and permitted assigns of the Members.

9.2 Assignment.

(a) Subject to paragraph (b) below, no party may assign its or his rights or obligations under this Agreement without the written consent, such consent not to be unreasonably withheld, of (i) in the case of NeoGen or a Member, the Purchaser and (ii) in the case of the Purchaser, one of NeoGen and the Members.

(b) The Purchaser shall be entitled to assign its rights and obligations under this Agreement as permitted by paragraph 3.2(d) hereof.

(c) No person or entity not a party to this Agreement, other than successors and permitted assigns, shall have any rights under or by virtue of this Agreement.

9.3 Survival. Each representation, warranty, covenant and agreement of the parties contained in this Agreement shall survive the Closing without limitation, notwithstanding any investigation at any time made by or on behalf of any party or any knowledge of any party as at the date hereof.

9.4 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by facsimile, courier or registered mail as follows:

(a) If to NeoGen:

        NeoGen, L.L.C.

        P.O. Box 64326

        Tucson, AZ 85728

        Attention: Stephen Felder and Richard Kris

        With a copy to:

        Mesch, Clark & Rothschild, P.C.

        259 N. Meyer Avenue

        Tucson, AZ 85701-1090

        Facsimile: (520) 798-1037

        Attention: Jonathan Rothschild, Esq.

(b) If to a Member:

        Stephen Felder or Richard Kris

        c/o NeoGen, L.L.C.

        P.O. Box 64326

        Tucson, AZ 85728

        With a copy to:

        Mesch, Clark & Rothschild, P.C.

        259N. Meyer Avenue

        Tucson, AZ 85701-1090

        Facsimile: (520) 798-1037

        Attention: Jonathan Rothschild, Esq.

(c) If to the Purchaser:

        High Throughput Genomics, Inc.

        9040 South Rita Road

        Suite 2338

        Tucson, AZ 85747

        Attention: President

        Facsimile: (520) 663-0795

        With a copy to:

        Torys

        237 Park Avenue

        New York, NY 10017-3142

        Facsimile: (212) 682-0200

        Attention: Richard G. Willoughby, Esq.

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or sent by facsimile or courier, or five days after mailing, if sent by registered mail.

9.5 Expenses. Each of the parties shall bear such party’s own expenses, including fees of attorneys and other professional advisors, in connection with this Agreement and the transactions contemplated hereby.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable in the case of agreements made and to be performed entirely within such State, without regard to any conflict of laws principles that would apply the laws of any other jurisdiction.

9.7 Brokerage. Each party agrees to indemnify and hold the others free and harmless from all losses, damages, costs and expenses (including attorney’s fees) that may be suffered as a result of claims brought by any broker or finder seeking compensation on account of this transaction arising out of the actions of such party.

9.8 Amendment. This Agreement may be amended only if such amendment is in writing and signed by each of the parties.

[Remainder of page intentionally left blank]

9.9 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NEOGEN, L.L.C.

By	/s/ Stephen Felder
Stephen Felder, Member

By	/s/ Richard Kris
Richard Kris, Member

THE MEMBER, IN THEIR PERSONAL CAPACITIES

By	/s/ Stephen Felder
Stephen Felder, Member

By	/s/ Richard Kris
Richard Kris, Member

HIGH THROUGHPUT GENOMICS, INC.

By	/s/ Bruce Seligmann
Bruce Seligmann, President

ACCEPTED AND AGREED AS TO SECTION 6.5:

NEOTECH INSTRUCTATION, L.L.C.

By	/s/ Stephen Felder
Stephen Felder, Member

By	/s/ Richard Kris
Richard Kris, Member

ACCEPTED AND AGREED AS TO SECTION 3.2(h) AND 6.5:

SYSTEMS INTEGRATEION DRUG

DISCOVERY COMPANY, INC.

By	/s/ Bruce Seligmann
Bruce Seligmann, President

By:	/s/ Constance Junghans

Schedule 3.2

DETERMINATION OF FAIR MARKET VALUE OF PROPERTY

The determination of the Fair Value of the property in question shall be made as follows:

1.	“Fair Value” shall mean the price expressed in terms of money or money’s worth determined in an open and unrestricted market between prudent parties, acting at arm’s length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the property in question.

2.	The Purchaser and NeoGen shall attempt to agree on the Fair Value of the property in question. If agreement is reached, the Fair Value of the property shall be as so agreed.

3.	If there is no agreement pursuant to paragraph 2 above within 15 days of a determination of Fair Value being required, within an additional 5 days the Purchaser and NeoGen shall jointly appoint and instruct an Independent Appraiser to prepare and deliver to the Purchaser and NeoGen, within a period of 30 days from the date of its appointment, a report determining the Fair Value of the property in question and the basis upon which such determination has been made. In determining the Fair Value, the Independent Appraiser shall be considered as an expert and shall not be construed as acting as an arbitrator within the meaning of any applicable legislation. “Independent Appraiser” means a regionally or nationally recognized qualified business valuator or investment dealer that, in either case, is independent of the Purchaser, NeoGen and the Members.

4.	The report of the Independent Appraiser shall be conclusive and binding on the Purchaser, NeoGen and the Members and shall determine the Fair Value of the property in question for purposes of this Agreement.

5.	The costs of the Independent Appraiser shall be borne as to 50% by the Purchaser and as to 50% by NeoGen and the Members.

6.	Notwithstanding the foregoing, if the property in question is securities for which there is a published market, the Fair Value of such a security shall be determined as follows:

A.	The Fair Value of the security, at any date, is an amount equal to the simple average of the closing price of securities of that class for each of the business days on which there was a closing price falling not more than 20 business days before that date.

B.	Where a published market does not provide a closing price but provides only the highest and lowest prices of securities traded on a particular day, the Fair Value of the security, at any date, is an amount equal to the average of the simple averages of the highest and lowest prices for each of the business days on which there were highest and lowest prices falling not more than 20 business days before that date.

C.	Where there is more than one published market for the security, the Fair Value for the purposes of (A) and (B) above shall be determined solely by reference to the published market on which the greatest volume of trading in the particular class of security occurred during the 20 business days preceding the date as of which Fair Value is being determined.

D.	Where there has been trading of the security in a published market for fewer than 10 of the 20 business days preceding the date as of which the Fair Value of the security is being determined, the Fair Value shall be the average of the following prices established for each of the 20 business days preceding that date:

(i)	the average of the bid and asked prices for each day on which there was no trading; and

(ii)	the closing price of securities of the class for each day that there has been trading, if the published market provides a closing price; or

(iii)	the average of the highest and lowest prices of securities of that class for each day that there has been trading, if the published market provides only the highest and lowest prices of securities traded on a particular day.

Schedule 4.6

PATENTS AND.OTHER MATTERS

CASE NO.	SUB CASE	CTY	FILING DATE	TITLE
NEOGEN-1		AU	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		BS	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		CA	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		CN	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		CZ	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		EA	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		EP	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		IL	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		IN	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		JM	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		JP	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		KR	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		MX	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		MY	19-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		NO	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		NZ	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		PH	18-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		PL	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		SG	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	V1	US	19-Dec-1997	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P3	US	21-Jun-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	C1	US	15-Sep-2000	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P4	US	UNFILED	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P1	US	22-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM FOR MONITORING ESTS
NEOGEN-1		US	2-Jul-1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P2	US	22-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM USING MASS SPECTROMETRY
NEOGEN-1	P2	WO	22-Dec-1999	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P1	WO	22-Dec-1999	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1	P3	WO	21-Jun-2000	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN-1		WO	21-Dec-1998	HIGH THROUGHPUT ASSAY SYSTEM

Exhibit A

TECHNOLOGY LICENSE AGREEMENTS

EXHIBIT “B”

TECHNICAL SERVICES AGREEMENT

The services to be provided by Licensor will be determined on a case-by-case basis. Licensee and Licensor will agree as to the objectives to be achieved by Licensor. The rate of payment will be the actual cost of travel and incidental costs incurred. Travel, lodging and food costs of Licensor will be paid by Licensee as long as such travel costs are arranged and approved by Licensee and are within Licensee’s guidelines.

Initial Manpower Services

Richard Kris – Validation as per research plan, formulation of assays and broadening of Licensee’s application scope. Make technical presentation to potential partners, customers or sublicensees.

Stephen Felder – Formulation of assays, broadening of Licensee’s application scope, development of plate manufacturing technology. Make technical presentations to potential partners, customers and sublicensees.

EXHIBIT “C”

MANAGEMENT AND SERVICES AGREEMENT

The management services to be provided by SIDDCO will be determined on a case-by-case basis. Licensee will specify the objectives to be achieved by SIDDCO. The objectives will describe the tasks to be completed, the person to complete the task and the maximum amount of time to be expended on each task. SIDDCO will maintain records of the time expended on each task, and Licensee will make payment from such records.

No payments will be made to SIDDCO until Licensee has received initial payment from any sublicensee.

Initial Annualized Services:

A. Management and Business Manpower at Actual Travel Costs and Incidental Costs Incurred and FTE Costs Incurred as long as the Person Charges at least 25% of their Time to Licensee and the Sublicense Agreement Profit-To-Cost Rations of 70:30 or Greater are Targeted as Contemplated in Exhibit “E”:

Bruce Seligmann – Oversight of research plan and operations, formulation of marketing strategy and implementation of marking strategy, contract negotiation.

Pete Reisinger – Cost formulation, contract negotiation.

Constance Junghans – Contract preparation and negotiation.

Colin Dalton – Business development and customer contact.

B. Scientific Manpower at $220,000/FTE:

Biology supervisor 75% - perform biology validation, and assay development. Make presentations to potential partners, customers and sublicensee.

Biology technician 25% - Perform biology validation, and assay development.

Chemist 50% - Develop and apply chemistry for attaching chemical grids to plates.

C. Any marketing costs beyond those anticipated above in “A” can accrue to Licensee but not be paid from the first sublicense agreement. Licensee reaches with a third party.

EXHIBIT “D”

RESEARCH PLAN FOR HTG (“Licensee”)

FOR PERIOD

NOVEMBER, 1997 THROUGH APRIL, 1998

Initial Work Force:

0.5 FTE from NeoTech, starting November 15 (Rick and Stephen)

1.0 FTE new hire, senior research scientist or above, starting January 1

0.5 FTE from SIDDCO, starting November 15 (Alan)

Consultant from Harvard for cell preparations and extractions (Towia Liberman)

Attachment of Anchors: (Alan)

Activation and derivitization of polystyrene.

Spotting of Anchors and Linker Design: (Rick and Towia)

Tests with spotting of biotinylated anchors to Streptavidin surface (and FITC-linkers)

Work out spatial resolutions and molecular sensitivity (molecules of FITC detectable)

Plate Design: (Stephen and Rick)

Contact Tucson plastics company and test micromachined HTG wells

Contact photolithography at U of A and wafer company for tests of silicon/glass plates.

Intellectual Property Rights: (Stephen and Rick)

Meet with Zelano and finish preparation of claims and initial filing

Coordinate with Zelano for defining follow-up demonstration of technology.

Marketing: (Bruce, Pete, Rick and Stephen)

Finish slide show and prepare “road show”

EXHIBIT “E”

MARKETING PLAN

Licensee will not target any specific profit-to-cost ratio in any initial contract or sublicense before validation is complete. Instead, it will negotiate a first agreement with a third party for a first year sublicense fee or co-development cost of $500,000 and a performance milestone payment of $500,000, which will be treated as a License Fee paid to Licensee for the purpose of calculating Pre-Tax Profits, upon validation and demonstration of an assay agreed to by the third party using materials supplied by a the third party. After payment of the milestone payment, the sublicense fee in years 2 through 5 will be $1,000,000 per year. The sublicense will be restricted to use for lead generation and optimization and will not include use for safety, toxicology or adverse side-effect optimization.

Subsequent sublicenses will be written so that Pre-Tax Profits for each sublicensee target 70% or greater of receipts. Licensee’s costs will be determined in accordance with ARTICLE IV of the Technology License Agreement and Licensee may enter into sublicense agreements where the pre-tax profit is less than 70% only with the concurrence of Licensor. Such concurrence need not be sought or obtained after pre-tax profits equal or exceed $ 10,000,000.

Exhibit B

RELEASE

This Release (the “Release”) is being executed and delivered pursuant to paragraph 3.2(h) of that certain Asset Purchase Agreement dated January             , 2001 (the “Asset Purchase Agreement”), by and between NEOGEN, L.L.C. (“NeoGen”), STEPHEN FELDER and RICHARD KRIS, and HIGH THROUGHTPUT GENOMICS, INC. (“HTG”) and in connection with that certain Agreement and Plan of Reorganization dated as of December 21, 2000 (the “Merger Agreement”), by and among DISCOVER PARTNERS INTERNATIONAL, INC., a Delaware Corporation (“Parent”), SI ACQUISITIONS CORPORATION, an Arizona corporation and wholly-owned subsidiary of Parent (“Acquisition Co.”), SYSTEMS INTEGRATION DRUG DISCOVER COMPANY, INC., an Arizona corporation (the “Company”), and certain stockholders of the Company.

NeoGen acknowledges that Parent is relying on this Release in consummating the merger (contemplated under the Merger Agreement) of Acquisition Co. with and into the Company (the “Merger”) resulting in the indirect acquisition by Parent of all of the issued and outstanding shares of capital stock of the Company.

NeoGen, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to include Parent to consummate the Merger, hereby agrees as follows:

NeoGen, on behalf of itself and each of its Related Parties (as defined below), hereby releases and forever discharges Parent, Acquisition Co. and the Company, and each of their respective individual, joint or mutual, past, present and future representatives, affiliates, officers, directors, managers, agents, attorneys, stockholders, members, controlling persons, subsidiaries, successors and assigns, other than HTG (individually, a “Releasee” and collectively, (“Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which NeoGen, or any of its Related Parties on the date hereof, now have, have ever had or may hereafter have against the respective Releasees, arising contemporaneously with or prior to the consummation of the Merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the consummation of the Merger including, without limitation, any rights to indemnification or reimbursement from the Company, whether pursuant to its organizational documents, contracts or otherwise and whether or not relating to claims pending on, or asserted after, the consummation of the Merger, and other than claims arising out of the Merger Agreement, including, without limitation, any and all rights of NeoGen against any Releasee arising out of or in connection with that certain Technology License Agreement dated November 24, 1997, and the Asset Purchase Agreement.

“Related Parties” shall mean, with respect to NeoGen, (i) any Person (as defined below) that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with NeoGen, (ii) each Person that serves as a partner, executor, member or trustees of NeoGen (or in a similar capacity), (iii) any Person in which NeoGen holds a Material Interest (as defined below), (iv) any Person with respect to which NeoGen serves as a general partner, member or trustee (or in a similar capacity) or (v) Neotech Instrumentation, L.L.C. For purposes of this definition, “Person” shall mean any individual corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity. For purposes of this definition, “Material Interest” shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10 percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of outstanding equity securities or equity interest in a Person.

In furtherance hereof, NeoGen expressly waives the benefits and provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

NeoGen hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, NeoGen hereby indemnifies and holds harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connections with (i) the assertion by or on behalf of NeoGen or any of its respective Related Parties of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of NeoGen or any of its respective Related Parties against such third party of any claims or other matters purported to be release pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of the consummation of the Merger.

NEOGEN, L.L.C.

By:	/s/ Stephen Felder
Stephen Felder, Member

By:	/s/ Richard Kris
Richard Kris, Member

Exhibit C

SECURITY AGREEMENT AND COLLATERAL

ASSIGNMENT OF PATENTS AND TRADEMARKS

WHEN FILED PLEASE MAIL TO:

Mesch Clark & Rothschild, P.C.

259 North Meyer Avenue

Tucson, AZ 85701-1090

Attn: Jonathan Rothschild

SECURITY AGREEMENT AND COLLATERAL

ASSIGNMENT OF PATENTS AND TRADEMARKS

THIS SECURITY AGREEMENT AND COLLATERAL ASSIGNMENT OF PATENTS AND TRADEMARKS (the “Agreement”) is made as of this 12th day of January, 2001, by and between NeoGen, L.L.C. (the “Secured Party”), an Arizona limited liability company, whose address is P.O. Box 64326, Tucson, Arizona, 85728, and High Throughput Genomics, Inc. (the “Debtor”), a Delaware corporation, whose address is 9040 S. Rita Road, Bldg. 2338, Tucson, Arizona, 85747.

WHEREAS, the Secured Party wishes to assure itself of the performance of the obligations of the Debtor under the Asset Purchase Agreement between the parties dated January 9, 2001 (the “Asset Purchase Agreement”); and

WHEREAS, the Debtor wishes to grant the Secured Party a security interest in its technology, information, documentation, trade secrets, invention, source code, object code, and other similar and related things necessary in order for the Secured Party, during a default by the Debtor, to enjoy full use of its rights under the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of good and valuable considerations, the receipt and adequacy of which is hereby acknowledge, the parties hereby agree as follows:

AGREEMENT

1. Collateral: For purposes of this Security Agreement, “Collateral” shall mean and refer to any and all of Debtor’s present and future right, title and interest in and to the following items together with any and all rights corresponding or similar to the following items under applicable law:

1.1 the Technology (as defined in the Asset Purchase Agreement) and all Intellectual Property rights (as defined below) relating to the Technology. “Intellectual Property Rights” include any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (including those patents and patent applications listed on Schedule 4.6 to the Asset Purchase Agreement): (ii) all inventions (whether or not patentable), inventions disclosures, improvements, trade secrets, proprietary information, processes, formulas, know how, computer software programs (in both source code and object code form), technology protocols, technical data, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright regulations and application therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, business names, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all operating manuals, engineering standards and specifications, lab books, notes and other information and (vii) data all moral and economic rights of authors and inventors, however designated throughout the world; (viii) all licenses and other agreements to which the Debtor is a party or by which Debtor is bound relating to any of the foregoing kinds of property; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.2 all Intellectual Property Rights arising or created in the future relating to the Technology;

1.3 all business and financial records relating to the Technology; and

1.4 the goodwill relating to the Technology.

For greater certainty, “Collateral” shall include the Patents and Trademarks referred to in Paragraph 4.1.

2. Grant of Security Interest. For valuable consideration, the Debtor hereby grants to the Security Party a security interest in the Collateral. Upon the Secured Party’s request, the Debtor shall execute a financing statement or statements covering the Collateral and take such other steps as are necessary to cooperate with the Secured Party to protect its security interested granted hereunder.

3. Obligations Secured. This Security Agreement and the security interest created hereby are given for the purpose of securing Debtor’s performance of all obligations of the Debtor to the Secured Party under the Asset Purchase Agreement or this Security Agreement. All obligations secured hereby are hereinafter collectively referred to as the “Obligations.”

4. Collateral Assignment of Patents and Trademarks

4.1 in addition to the security interest granted in paragraph 2, Debtor hereby grants to Secured Party security interest in, and does collaterally assign all of Debtor’s right, title and interest in and to the Patents and Trademarks on Exhibit 1.

4.2 as long as no default has occurred and is continuing under the Asset Purchase Agreement or this Security Agreement, the Debtor is permitted:

(i) to use the Patents and Trademarks and any reissues thereof, and to practice the teachings of the Patents and Trademarks; and

(ii) to retain possession and have full legal and beneficial ownership of the Collateral and shall have the benefit of any increase and bear the risk of any decrease in the value of the Collateral. Debtor shall pay all taxes or other charges assessable against it upon as with respect to such Collateral or any income or distributions therefrom.

5. Default and Remedies

5.1 For purposes of this Security Agreement, the occurrence of a Default (as defined in the Asset Purchase Agreement) with respect to the Debtor, shall constitute and “Event of Default” pursuant to this Security Agreement.

5.2 Upon the occurrence and during the continuation of any Event of Default as defined above, the Secured Party may declare all of the Obligations of the Debtor immediately due.

5.3 In addition to the rights provided for in Paragraph 5.2 hereof, upon the occurrence and during the continuation of an Event of Default, the Secured Party shall be entitled:

(i) to enter on the premises of the Debtor and take possession of the Collateral or any portion thereof. In the exercise of its rights hereunder, the Secured Party may require the Debtor to assemble the Collateral and make it available to the Secured Party at a location designated by the Secured Party and reasonable convenient to the Secured Party and the Debtor. All reasonable expenses incurred in connection with the Secured Party’s exercise of its rights under this Paragraph 5.3(i) shall be borne by the Debtor;

(ii) to all other rights and remedies permissible under the applicable law. All rights and remedies of the secured Party provided for in this Paragraph 5 shall be cumulative and shall not be to the exclusion of any additional rights that the Secured Party may enjoy under applicable law. All reasonable costs and expenses incurred by the Secured Party enforcing its rights under this Agreement, including legal expenses and reasonable attorney’s fees, shall be borne by the Debtor.

5.4 The failure of the Secured Party to Exercise any right to seek any remedy provided for in this Paragraph 5, and the acceptance by the Secured Party of any partial or delinquent performance by the Debtor of any of the Obligations, shall not constitute a waiver by the Secured Party of any of its rights or remedies hereunder or of its right thereafter to enforce this Security Agreement strictly in accordance with its terms. No waiver of any rights of the Secured Party or modification of any term of this Agreement shall be enforceable unless in writing and signed by the authorized representative of each of the parties hereto.

6. Covenants and Further Assurances

6.1 Debtor agrees not to sell, assign, pledge, mortgage, transfer or otherwise encumber its right, title or interest in or to a material portion of the Collateral as long as the Asset Purchase Agreement and this Security Agreement are in effect, except (i) for a sale in connections with which the Debtor complies with Paragraph 3.2(d) of the Asset Purchase Agreement or (ii) with the prior written consent of the Secured Party, which consent shall not be unreasonably withheld.

6.2 Debtor shall promptly notify Secured Party of any levy, attachment, garnishment or other seizure (by legal process or otherwise) of any of the Collateral and of any threatened or filed claims or proceedings that might impair the security interest of Secured Party.

6.3 Upon the reasonable request of Secured Party, Debtor agrees from time to time to execute, deliver and file, if necessary, all further instruments and documents (including without limitation UCC-1 financing statements), and takes all further action that may be necessary to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to the Collateral.

7.	Default

7.1 Upon the occurrence and during the continuation of any Event of Default, Secured Party shall immediately be entitled to foreclose the security interest granted herein.

7.2 All cash proceeds received by Secured Party in respect of any sales of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party and/or then, of at any time thereafter, be applied in whole or in part against all or any part of the Obligations, plus reasonable costs of collection, attorney’s fees and sale, in such order as Secured Party shall reasonably elect. Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Obligations shall be paid over to Debtor or to whomsoever may be lawfully entitled to receive such surplus.

7.3 The rights and remedies of Secured Party under this Security Agreement upon an Event of Default are cumulative and are not in lieu of, but are in addition to, any other rights or remedies which Secured Party shall have at law or otherwise, if any.

8. Expenses. Debtor shall indemnify, defend and hold Secured Party harmless from and against any and all reasonable costs, claims, expenses, damages and other liabilities, including without limitation, reasonable attorneys’ fees which Secured Party may incur or which may be assessed against Secured Party, in exercising any of its proper rights under this Agreement.

9. Waiver. Failure by Secured Party to exercise any right which it may have hereunder shall not be deemed a waiver thereof unless so agreed in writing by Secured Party, and the waiver by Secured Party of any default by Debtor hereunder shall not constitute a continuing waiver of a waiver of any other default or of the same default on any other occasion.

10. Notices. Any Notice, request or other communication to any party hereunder shall be in writing, shall be effective when delivered, telecopied or, if mailed, when mailed if sent by certified or registered mail, at the address of such party as set forth below, or to such other addresses which may be specified in writing to all parties hereto.

If to Debtor, to:	High Throughput Genomics, Inc.
Attention: President
9040 S. Rita Road, Building #2338
Tucson, Arizona 85747

Facsimile: 520-663-0795

with a copy to:	Torys
Attention: Richard G. Willoughby
237 Park Avenue
New York, NY 10017-3142
Facsimile: 212-682-0200

If Secured Party, to:	NeoGen, L.L.C.
Attention: Stephen Felder and Richard Kris
P.O. Box 64326
Tucson, Arizona 85728
Facsimile: 520-232-9429

with a copy to:	Jonathan Rotheschild
Mesch, Clark & Rothschild, P.C.
259 N. Meyer Ave.
Tucson, Arizona 85701
Facsimile: 520-798-1037

11. Severability. If any provision of this agreement is invalid, illegal or unenforceable, it shall not affect or impair the validity, legality and enforceability of any other provision of this Agreement.

12. Amendment. This Agreement may not be amended, modified or changed, nor shall any waiver or any provision hereof be effective, except by an instrument in writing signed by the party against whom enforcement of the waiver, amendment, change, modification or discharge is sought.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflict of law principles. Jurisdiction and venue shall include Pima County, Arizona.

14. Counterparts. This Agreement may be signed in counterparts and facsimile signatures shall be treated as original signatures.

15 Termination. This Agreement, and the security interests granted hereunder, shall automatically terminate upon payment in full of the “Aggregate Cash Consideration” as defined in and as provided by the Asset Purchase Agreement. Upon such payment, the Secured Party shall execute, deliver, and file, if necessary, all instruments and documents (including, without limitation, UCC financing discharge statements), and take all further action that may be necessary to discharge the security interest granted hereunder.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

HIGH THROUGHPUT GENOMICS, INC. Debtor

/s/ Bruce Seligmann
By:	Bruce Seligmann
Its:	President

NEOGEN, L.L.C., Secured Party

/s/ Richard Kris
By:	Richard Kris
Its:	Member

/s/ Stephen Felder
By:	Stephen Felder
Its:	Member

STATE OF ARIZONA	)
)ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 11 day of Jan., 2000, by Bruce Seligman, President of High Throughput Genomics, Inc.

/s/ Illegible
Notary Public

My Commission Expires:

STATE OF ARIZONA	)
)ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 11 day of Jan., 2000, by Richard Kris, Member of NeoGen L.L.C.

/s/ Illegible
Notary Public

My Commission Expires:

STATE OF ARIZONA	)
)ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 11 day of Jan., 2000, by Stephen Felder, Member of NeoGen, L.L.C.

/s/ Illegible
Notary Public

My Commission Expires:

CASE NO.	SUB CASE	CTY	FILING DATE	TITLE
NEOGEN - 1		AU	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		BS	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		CA	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		CN	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		CZ	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		EA	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		EP	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		IL	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		IN	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		JM	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		JP	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		KR	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		MX	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		MY	19 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		NO	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		NZ	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		PH	18 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		PL	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		SG	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	V1	US	19 - Dec - 1997	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P3	US	21 - Jun - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	C1	US	15 - Sep - 2000	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P4	US	UNFILED	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P1	US	22 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM FOR MONITORING ESTS
NEOGEN - 1		US	2 - Jul - 1998	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P2	US	22 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM USING MASS SPECTROMETRY
NEOGEN - 1	P2	WO	22 - Dec - 1999	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P1	WO	22 - Dec - 1999	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1	P3	WO	21 - Jun - 2000	HIGH THROUGHPUT ASSAY SYSTEM
NEOGEN - 1		WO	21 - Dec - 1998	HIGH THROUGHPUT ASSAY SYSTEM

EXHIBIT 1

AMENDMENT TO

ASSET PURCHASE AGREEMENT

NeoGen, L.L.C., an Arizona limited liability company (“NeoGen”), Stephen Felder, and Richard Kris, the Members of NeoGen, L.L.C., (the “Members”), and High Throughput Genomics. Inc., a Delaware corporation (“HTG”) desire to resolve differences which arose under the Asset Purchase Agreement dated January 9, 2001 (“Agreement”) between the parties which are enumerated in High Throughput Genomics, Inc. vs. NeoGen, L.L.C., Pima County Superior Court Cause No. C20025303 and in order to resolve said differences, amend the Agreement as follows:

3.2 is amended as follows:

3.2 Aggregate Cash Consideration: The cash component of the Purchase Price (the “Aggregate Cash Consideration”) shall not exceed $15,000,000.00 and shall be paid by the Purchaser to NeoGen in the following manner:

3.2 (a), (c), (e), (f), (g), (h), (i), (j), (k) and (l) are deleted. 3.2(b) is deleted and the following language shall be substituted.

Revenue is defined as any revenue of HTG excluding grant revenue.

3.2(b): Revenue payments (the “Revenue Payments”) shall be equal to 6% of all Revenue actually received by HTG excluding grant revenue, in each Quarter payable within 30 days of the applicable Quarter(s) end.

Revenue Payments shall be made on the following schedule:

l) The Revenue Payment for a quarter will be payable within 30 days of the applicable quarter end and subject to adjustment as necessary within 60 days of the quarter end.

2) Starting on the first quarter within which HTG completes a “Financing” as defined below, the Revenue Payment due for any quarter will have a minimum value, such that the cumulative Revenue Payments to NeoGen within any calendar year will equal 6% of Revenue for that year or $60,000 per quarter whichever is greater. Hence for the first quarter of a year the Revenue Payment must be at least $60,000. At the end of the second quarter the sum of the Revenue Payment for the first and second quarters must be either 6% of the Revenue for quarters one and two or $120,000 whichever is greater. After three quarters it must be 6% for the three quarters or $180,000 whichever is greater. At the end of the year it must be 6% of the total Technology Revenue for the year or $240,000 whichever is greater. After HTG completes a “Financing”, HTG agrees to put $60,000 into escrow as security for the payment of the Revenue Payments. The $60,000 will be returned to HTG after the Purchase Price has been fully paid.

3) “Financing” is defined as any monies HTG receives, including equity investments, but excluding: 1) Technology Revenue, 2) other Revenue received from the sale of products and services, and 3) monies received from temporary bridge loans from shareholders, management employees, officers or directors. “Financing” includes grant funds received in excess of $2,000,000. Any consideration that includes as a component an equity investment will trigger the minimum payment described in paragraph number 2 above.

4) HTG shall pay NeoGen $9,903.06 as and for past Revenue Payments through December 31, 2002. This amount will be due and payable with accumulated interest of 6% per annum from April 11, 2003 within five (5) days of a Financing. In addition, the sum due from HTG to NeoGen for the first two quarters of 2003, utilizing a 12.5% revenue payment rate, results in an estimated $68,668.75 payable. Of this amount, $26,520.00 was paid to NeoGen on April 30, 2003 and $947.50 was paid to NeoGen on July 30, 2003. The $41,201.25 balance due for the first two quarters of 2003 will be due and payable within 3 days of the date of this Amendment. Future revenue payments starting with the Q3 of 2003 payment due October 30, 2003 will be computed using a 6% revenue payment rate.

5) Total Payments and Payment Cap: The parties agree that in view of the cap on the aggregate cash consideration portion of the purchase price for the technology of $15,000,000.00, that it is in the interest of both parties that NeoGen be compensated based on the total revenue of HTG, excluding grant monies, at a rate of 6% total revenue, not to exceed $15,000,000.000. Once a total of $15,000,000.00 has been paid (of which $819,628.00 will have been paid upon the signing of this amendment, prior to any financing event), no further cash payments will be due NeoGen under this Agreement.

3.2(d) is reaffirmed as part of Section 3.2.

Section 3.3 Information and Audits. So long as any portion of the Aggregate Cash Consideration remains outstanding, the Purchaser shall provide NeoGen with Quarterly statements of Revenue and a copy of its annual audit.

The parties acknowledge and agree that the covenant not to compete as outlined in Sections 6.2(a) and (b) of the Agreement is terminated and 6.3 is deleted in its entirety.

HTG and NeoGen agree to continue to collaborate on the following grants and follow-up Phase II grants that are on-going: Phase I AI51921 NIAID grant and the Phase II grant that will be applied for after the Phase I is finished; Phase II grant, if received by NeoGen, which is the follow-up of the Phase I HD 44142 grant; Phase II of the apoptosis grant, which is the follow-up of CA96382. Except as specifically set forth in this Amendment, all provision of the Agreement remain in full force and effect.

AMENDMENT TO

ASSET PURCHASE AGREEMENT

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to Asset Purchase Agreement, which is effective this 20 day of November, 2003.

HIGH THROUGHPUT GENOMICS, INC.

By:	/s/ Bruce Seligmann
Bruce Seligmann
Its:	President

STATE OF ARIZONA	)
) ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 26th day of November, 2003 by Bruce Seligmann, President, High Throughput Genomics, Inc.

/s/ Illegible
Notary Public

NEOGEN, L.L.C.

By:	/s/ Richard Kris
Richard Kris
Its:	Member

STATE OF ARIZONA	)
) ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 19 day of November, 2003 by Richard Kris, Member of NeoGen, L.L.C.

/s/ Illegible
Notary Public

AMENDMENT TO

ASSET PURCHASE AGREEMENT

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NEOGEN, L.L.C.

By:	/s/ Stephen Felder
Stephen Felder
Its:	Member

STATE OF ARIZONA	)
) ss.
COUNTY OF PIMA	)

SUBSCRIBED AND SWORN to before me this 19 day of November, 2003 by Richard Kris, Member of NeoGen, L.L.C.

/s/ Illegible
Notary Public

AMENDMENT TO

ASSET PURCHASE AGREEMENT

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SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Second Amendment Asset Purchase Agreement (“Second Amendment”) is made and entered into as of September 15, 2004, by and between NeoGen, L.L.C., an Arizona limited liability company (“NeoGen”); Stephen Felder and Richard Kris, the members of NeoGen (the “Members”); and High Throughput Genomics, Inc., a Delaware corporation (“HTG”) and amends and modifies the Asset Purchase Agreement dated January 9, 2001 by and among the foregoing parties as amended by an Amendment to Asset Purchase Agreement dated November 20, 2003 (the “Current Agreement’’) in the following manner.

Capitalized terms used but not otherwise defined herein shall have the same meaning assigned to such term in the Purchase Agreement.

RECITALS

The parties acknowledge that the following Recitals are true and correct and constitute an integral part of this Amendment.

A. HTG is seeking additional financing to grow its business and believes that the amendments to the Current Agreement made pursuant to this Second Amendment will facilitate its ability to obtain such financing.

B. These amendments are also beneficial to NeoGen since the amount and timing of payments to NeoGen of royalties under the Current Agreement depend on the Revenues of HTG.

C. In addition, the holders of HTG’s outstanding $0.001 par value Common Stock and the holders (“Series A Investors”) of HTG’s $0.001 par value Series A Preferred Stock (“Series A Preferred Stock”) will benefit if HTG obtains such additional financing.

D. In recognition of these mutual interests, NeoGen and HTG are willing to amend the Current Agreement and thus HTG is willing to increase its minimum quarterly Revenue Payments to NeoGen and grant a nonexclusive, royalty-free license to the Technology to NeoGen and the Members and to NeoGen Affiliates (as defined in the License Agreement attached hereto as Exhibit A (the “License Agreement”)).

E. HTG is currently engaged in negotiations for a $3 Million financing (the “Series B Transaction”‘) involving the issuance of a Series B Preferred Stock (“Series B Stock”). In the event that the Series B Transaction does not occur, HTG will likely obtain an investment of approximately $1.5 Million in the form of a bridge loan from the holders of Series A Preferred Stock (the “Bridge Financing”).

NOW THEREFORE, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms,

1

conditions, obligations or agreements contained in the Purchase Agreement all of which shall remain in full force and effect subject to further amendments in accordance with the terms thereof. Without limiting the generality of the foregoing, this Amendment shall not reduce the Aggregate Cash Consideration due to NeoGen under the Current Agreement or limit in any way the terms of the Security Agreement which secures the payment of the Aggregate Cash Consideration.

2. Effective Date. This Amendment shall become effective (“Effective Date’’) upon the execution by all parties of (i) this Agreement and (ii) the License Agreement.

3. Amendments to Current Agreement. The Current Agreement is hereby amended as follows and all references to the ‘‘Purchase Agreement’’ shall mean the Current Agreement as amended by this Second Amendment:

3.1 Section 3.2(b). Section 3.2(b) is amended to read as follows:

(i) Effective for each Quarter following the date (“Financing Date’’) of a Financing (as defined below) until the Aggregate Cash Consideration has been paid in full, HTG Shall pay NeoGen a sum (“Royalty Payments”) equal to the greater of: (i) $400,000 per calendar year (“Minimum Payment”) or (ii) 6% of all “Revenue” for such calendar year (“Percentage Amount’’). “Revenue” shall mean all revenue (as determined in accordance with generally accepted accounting principles) actually received by HTG from any source during such calendar year (including Drug Royalties, as defined in the License Agreement) but excluding grants.

Payments of the Minimum Payment shall be made in four (4) equal amounts of $100,000 each on or before the third business day of each Quarter following the Financing Date. Within 30 days after the end of each Quarter following the Financing Date, HTG shall pay NeoGen an amount equal to the difference, if any, between the cumulative Percentage Amount for the calendar year in question and the product of 100,000 and the number of completed Quarters in such calendar year. For purposes of this Agreement, a “Quarter” means one of the three-month periods in each calendar year ending on March 31, June 30, September 30, or December 31.

On the later of October 4, 2004 or the 5th business day following HTG’s receipt of the initial proceeds of a Financing, HTG shall pay NeoGen the sum of $100,000 (“First Minimum Payment’’). The First Minimum Payment shall be credited against HTG’s obligation to make the payment of the First Minimum Payment following the Financing Date.

‘‘Financing” means HTG’s receipt of any monies from any source including equity investments but excluding: (i) Revenues, (ii) monies received from current shareholders, management employees, officers or directors and (iii) grant funds up to $2,000,000.

The operation of the foregoing provisions is illustrated by the following examples:

2

On September 15, 2004, HTG receives the proceeds of a Financing.

•	On October 4, 2004, HTG shall pay the first Minimum Payment of $100,000 to NeoGen for the Quarter ending December 31, 2004.

•	On January 5, 2005, HTG shall pay a Minimum Payment of$100,000 to NeoGen for the quarter ending March 31, 2005.

•	On or before January 30, 2005, HTG shall pay NeoGen an amount equal to the positive difference, if any, between 6% of HTG’s Revenues for the Quarter ended December 31, 2004 and $100,000.

•	On April 6, 2005, HTG shall pay a Minimum Payment of $100,000 to NeoGen for the quarter ending June 30, 2005.

•	On or before April 30, 2005, HTG shall pay NeoGen an amount equal to the positive difference, if any, between 6% of HTG’s Revenues for the Quarter ended March 31, 2005 and $100,000.

•	On July 7, 2005, HTG shall pay a Minimum Payment of $100,000 to NeoGen for the quarter ending September 30, 2005.

•	On or before July 30, 2005, HTG shall pay NeoGen an amount equal to the positive difference, if any, between 6% of HTG’s aggregate Revenues for the previous two Quarters and $200,000.

•	On October 6, 2005, HTG shall pay a Minimum Payment of $100,000 to NeoGen for the quarter ending December 31, 2005.

•	On or before October 30, 2005, HTG shall pay NeoGen an amount equal to the positive difference, if any, between 6% of HTG’s aggregate Revenues for the three previous Quarters and $300,000.

•	On January 5, 2006, HTG shall pay a Minimum Payment of $100,000 to NeoGen for the quarter ending March 31, 2006.

•	On or before January 30, 2006, HTG shall pay NeoGen an amount equal to the positive difference, if any, between 6% of HTG’s aggregate Revenues for the 2005 and $400,000.

(ii) The following provisions relating to Royalty Payments shall apply if the Series B Transaction does not occur but a Bridge Financing of no more than $1.5 Million does; provided that any financing pursuant to which HTG receives, in the aggregate, more than $1.5 Million shall not be deemed a Bridge Financing:

3

•	Effective for each Quarter following the date of the Bridge Financing (the “Bridge Date”), until the earlier of either a Financing or the Aggregate Cash Consideration has been paid in full, HTG shall pay NeoGen a sum equal to the greater of. (i) $240,000 per calendar year (“Bridge Minimum Payment”) or (ii) the Percentage Amount for such calendar year.

•	Payments of the Bridge Minimum Payment shall be made in four (4) equal amounts of $60,000 each, in advance on or before the third business day of each Quarter following the Bridge Date. Within 30 days after the end of each Quarter following the Bridge Date, HTG shall pay NeoGen an amount equal to the difference, if any, between the cumulative Percentage Amount for the calendar year in question and the product of $60,000 and the number of completed Quarters in such calendar year.

•	On the later of October 4, 2004 or the 5th business day following HTG’s completion of a Bridge Financing, HTG shall pay NeoGen the sum of $60,000 (“First Bridge Minimum Payment”). The First Bridge Minimum Payment shall be credited against HTG’s obligation to make the payment of the First Bridge Payment following the Bridge Date. The operation of the provisions relating to payments to be made in the event of a Bridge Financing are the same as shown in the example above for a Financing.

(iii) Within five (5) days of a Financing, HTG shall pay NeoGen the sum of $9,903.06 as and for past payments due through December 31, 2002 together with interest from April 11, 2003 at a rate equal to 6% per annum.

(iv) Until the occurrence of a Financing or Bridge Financing, future Revenue Payments will remain at the current 6% of Revenue with no minimum payments.

(v) Upon payment in full of the Aggregate Cash Consideration, all remaining obligations of HTG under the Purchase Agreement and the Security Agreement shall cease and NeoGen agrees to take such action as may be reasonably requested by HTG to release the security interest in the Technology created by the Security Agreement.

3.2 Section 3.2(d). Section 3.2(d) of the Agreement is hereby amended to read as follows:

HTG shall notify NeoGen, in writing, of any prospective Sale of HTG (as hereinafter defined at least ten (10) business days prior to the consummation of such Sale of HTG.

“Sale of HTG” means (i) the sale or other transfer of the Technology other than by grant of a non-exclusive license; (ii) the sale or other transfer of all or substantially all of the assets of HTG in a transaction requiring the approval of the stockholders of HTG pursuant to Section 271 of the General Corporation Law of the state of Delaware, or (iii) any reorganization, recapitalization, consolidation or merger involving HTG in which the Common Stock of HTG is

4

converted into or exchanged for securities, cash or other property in which the holders of HTG’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation, the surviving entity, or the entity that controls such surviving entity; but not including a transaction involving the issuance of securities of HTG with the intention that HTG’s business shall continue in substantially the same manner as before such transaction.

Notwithstanding the provisions of Section 3.2(b), in the event of a Sale of HTG, the parties agree that they will, in good faith, negotiate an alternative definition of “Revenues” that reflects the buyer’s intended use of the Technology in its future business activities and the portion of the buyer’s revenues that are anticipated to be derived from the utilization, sale or licensing of the Technology, together with any related matters; provided however, that nothing contained herein shall be deemed to require NeoGen to negotiate or accept a decrease in the Minimum Payments provided for herein. Any alternative definition may recognize the prospective revenue benefits to be derived by the buyer as a result of its ownership of HTG and/or the Technology.

4. Array Plates™.

4.1 Sale of Array Plates to NeoGen. HTG agrees that it shall sell “Array Plates” to NeoGen or a NeoGen Affiliate designated by NeoGen (“NeoGen Purchaser’’) for a price equal to HTG’s actual manufactured cost of producing such Array Plates plus 25% of such cost, excluding marketing, sales and general and administrative costs, plus applicable taxes and third-party delivery costs, if any. An “Array Plate” means the microplate product being sold by HTG from time to time with 16 programmable anchors in each well of a 96-well microplate, together with all the general reagents for performing the assay from lysis to detection substrate, excluding the gene-specific reagents. The current manufactured cost of an Array Plate is $192.00.

4.2 Use of HTG Array Plates. NeoGen agrees that, except as otherwise provided in this Section 4, should NeoGen or a NeoGen Affiliate use Array Plates, they shall only use Array Plates purchased from HTG and only for “Permitted Uses” as defined in the License Agreement.

4.3 Delivery. HTG agrees that it shall deliver Array Plates ordered by NeoGen within thirty (30) days after receipt of a written purchase order. The purchase price for such Array Plates shall be paid within 30 days of delivery to the NeoGen Purchaser. Orders place by NeoGen shall be in multiples of 10 Array Plates or the then-current batch size being sold by HTG.

4.4 Improvements in Design or Method.

4.4.1 If, during the course of its use of Array Plates, a NeoGen Purchaser develops an alternative method of printing arrays to be used in connection with the use of the Technology (“Printing Method’), it shall notify HTG, in writing, and provide the details of such Printing Method. Provided HTG determines (which determination shall be reasonably made)

5

that the quality control standards that exist with respect to such Printing Method are as good or better than HTG’s then current quality control standards (defined below), NeoGen or the NeoGen Purchaser (i) shall be permitted to manufacture its own arrays for use in connection with the Technology and (ii) shall make such Printing Method available to HTG for use in its manufacture of arrays, without charge by executing a license or such other form of consent as HTG may reasonably request NeoGen or a NeoGen Purchaser may continue to use such Printing Method but may not license or otherwise permit its use by any person other that a NeoGen Affiliate. For purposes of this Section 4.4, HTG’s “then current quality control standards” shall be those quality control standards which are actually used, employed, and applied by HTG at that point in time with respect to products HTG is providing to its customers. HTG will provide to NeoGen or a designated NeoGen Purchaser, in written form and within 10 days of the date of this Amendment, the quality control standards which are actually used, employed, and applied by HTG as of the date of this Second Amendment, and thereafter HTG shall provide NeoGen or the NeoGen Purchaser with written changes in its quality control standards within 10 days after changes are made.

4.4.2 If, during the course of its use of Array Plates, a NeoGen Purchaser develops a method of printing arrays to be used in connection with the use of the Technology that results in higher density (e.g. 384 or 1536 wells) microplate formats (“Density Method”), it shall notify HTG, in writing, and provide the details of such Density Method. Provided HTG determines (which determination shall be reasonably made) that the quality control standards that exists with respect to such Density Method are as good or better than HTG’s then current quality control standards, NeoGen or such NeoGen Purchaser (i) shall be permitted to manufacture its own arrays for use in connection with the Technology using such Density Method and (ii) shall make such Density Method available to HTG for use in its manufacture of Array Plates, without charge by executing a license or such other form of consent as HTG may reasonably request.

4.5 Restrictions on Sale or Use of Array Plates. NeoGen agrees that, without the prior written consent of HTG, it shall not sell to or otherwise permit the use by any non-Affiliate of Array Plates purchased from HTG or of arrays to be used in connection with the Technology manufactured by NeoGen using a Printing Method or a Density Method.

4.6 Purchase of NeoGen Equipment. Notwithstanding the provisions of Paragraphs 4.2.1 or 4.2.2, at HTG’s election, it may require NeoGen to purchase Array Plates manufactured using the Density Method or the Printing Method; provided it reimburses NeoGen for the cost of the equipment purchased by NeoGen in order to manufacture Array Plates and HTG then will own and receive that equipment from NeoGen within a reasonable period of time.

5 Sale of Omix Imager. HTG agrees to sell NeoGen one (1) Omix lmager (“Imager”) for an amount equal to the invoiced purchase price paid by HTG for such Imager which is currently $71,947 (plus applicable sales tax and delivery and costs). The price paid by NeoGen will be no higher than the actual price charged to HTG.

6. Counterparts. This Amendment may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NEOGEN, L.L.C.

By	/s/ Stephen Felder
Stephen Felder, Member

By	/s/ Richard Kris
Richard Kris, Member

THE MEMBERS IN THEIR PERSONAL CAPACITIES

/s/ Stephen Felder
Stephen Felder, Member

/s/ Richard Kris
Richard Kris, Member

HIGH THROUGHPUT GENOMICS

By	/s/ Kirk Collamer
VP & CFO

7

CONFIDENTIAL

AMENDED AND RESTATED THIRD AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT (“Amendment”), dated February 28, 2014, is by and between Nuvogen Research LLC (f.k.a., Neogen, LLC), Stephen Felder, and Richard Kris (collectively, “Seller”), and HTG Molecular Diagnostics, Inc. (f.k.a., High Throughput Genomics, Inc.) (“HTG”).

RECITALS

WHEREAS the Parties entered into that certain Asset Purchase Agreement, dated January 9, 2001, as amended by that certain Amendment to Asset Purchase Agreement, dated November 20, 2003, as further amended by that certain Second Amendment to Asset Purchase Agreement, dated September 15, 2004 (collectively, the “Agreement”), which Agreement was further amended by the third amendment to the Asset Purchase Agreement, dated November 12, 2012 (“Third Amendment”), and

WHEREAS the Parties now desire to modify their understandings and amend and restate in its entirety the Third Amendment.

NOW, THEREFORE, based upon the above premises, and in consideration of the mutual covenants and conditions contained in the Agreement and herein, the parties agree as follows:

To the extent not modified by this Amendment, the Agreement remains in full force and effect.

1. Defined Terms. Except as otherwise defined in this Amendment, defined terms shall have the meaning given them in the Agreement.

2. Payment of Aggregate Cash Consideration. The terms and conditions of payment of Aggregate Cash Consideration applicable from and after January 1, 2013 shall be modified as follows:

a.	Aggregate Cash Consideration. The Parties agree that, as of November 12, 2012 (the “Amendment Effective Date”), the unpaid Aggregate Cash Consideration equaled $10,873,743.[00] (“Unpaid Obligation”).

b.	Deferral Period and Minimum Payment. Beginning January 1, 2013 and ending December 31, 2017 (“Deferral Period”), HTG shall pay, and Seller shall accept as the sole payment against the Aggregate Cash Consideration, for the indicated years, the following annual Minimum Payments:

CONFIDENTIAL

Year	Payment
2013	$425,000
2014	$450,000
2015	$575,000
2016	$725,000
2017	$800,000

For each indicated year, the annual Minimum Payment shall be payable in equal quarterly installments as currently set forth in the Agreement (subject to rounding of uneven amounts). All quarterly installments shall be paid timely and the failure of HTG to pay any installment timely shall constitute a breach of this Amendment; in which event this Amendment may, in addition to all other remedies of Seller hereunder, be terminated at the election of Seller, whereupon the payment terms set forth in the Agreement immediately preceding the Amendment Effective Date shall be reinstated and shall be enforceable by Seller as if this Amendment had not been entered into.

c.	Deferral of Excess Portion of Percentage Amount. No Percentage Amounts shall be payable for or during the Deferral Period except as follows: For each calendar year of the Deferral Period, an amount equal to the excess, if any, of (a) the Percentage Amount that would otherwise have been payable over (b) the annual Minimum Payment above (each, a “Deferred Amount”) shall accrue and shall be payable, together with interest at the rate of 5% per year, accruing and compounding annually, as provided in paragraph 2(d) below.

d.

Payment of Deferred Amount. Each June 30 and December 31 beginning in 2018, HTG shall determine, in accordance with U.S. generally accepted accounting principles (“GAAP”), its operating profit as defined under GAAP (but not including accrued, unpaid Deferred Amount) in the trailing 12 month period. If such operating profit is $1,000,000 or more, or no later than June 30, 2020 in any event, then 50% of the Deferred Amounts, together with 50% of the accrued interest on the Deferred Amount, shall be payable to Seller within 15 business days thereafter, and the balance of the unpaid Deferred Amounts and interest thereon shall be payable within one hundred eighty (180) days thereafter. Each payment of interest on the Deferred Amounts shall be payable, at Seller’s option, either in cash or by issuance of a 5-year warrant to purchase the number of shares of HTG common stock equal to payment amount divided by $1, at an exercise price of $1 per share. HTG’s payment of the Deferred Amount and interest thereon shall be in addition to and not in lieu of the Minimum Payments or Percentage Amounts payable in accordance with the terms of the Agreement after January 1, 2018. Upon payment in full of the Deferred Amounts, all obligations of HTG under this paragraph shall terminate. For each calendar year during which the Deferred Amount or any portion thereof remains unpaid and outstanding, HTG shall, with reasonable advance written notice and during normal business hours, permit Seller to audit HTG’s books and records to the extent necessary to determine whether HTG’s operating profit was $1,000,000 or

Amended and Restated Third Amendment to Asset Purchase Agreement Nuvogen, Kris, Felder/HTG	Page 2 of 4

CONFIDENTIAL

more for such 12-month trailing period. Seller shall treat information to which it has access for audit purposes as Confidential Information under Section 6.1 of the Agreement.

e.	Post-Deferral-Period Payments. Beginning January 1, 2018 and continuing until the Remaining Obligation (defined below) has been paid in full, HTG shall timely pay the Minimum Payments or Percentage Amounts as set forth in the Agreement immediately preceding the Amendment Effective Date. All Minimum Payments and Percentage Amounts paid on or after January 1, 2018 shall be applied to reduce the unpaid Remaining Obligation. As used herein, “Remaining Obligation” means the Unpaid Obligation as reduced by the annual Minimum Payments actually paid in 2013, 2014, 2015, 2016 and 2017 and further reduced by all Deferred Amounts.

f.	Interest on Remaining Obligation. Beginning January 1, 2018 and until the Remaining Obligation has been paid in full, interest on the unpaid Remaining Obligation shall accrue and compound annually at the rate of 2.5% per year. All accrued interest on the Remaining Obligation shall be paid on the date that the Remaining Obligation has been paid in full. Such interest shall be payable, at Seller’s option, either in cash or by issuance of a 5-year warrant to purchase the number of shares of HTG common stock equal to the payment amount divided by $1, at an exercise price of $1 per share.

g.	Right to Prepay. HTG may prepay any amount payable under the Agreement or this Amendment at any time without penalty.

h.	Limitation on Amount Payable. The Parties acknowledge and agree that when the Seller has received payments after the effective date of this Amendment in an aggregate amount equal to the Unpaid Obligation, together with all interest (whether paid in cash or by issuance of warrants) payable in accordance with this paragraph 2, all of HTG’s obligations under Section 3.2 of the Agreement and this Amendment will have been satisfied in full.

3. Further Acts. The Parties agree to perform such further acts as are required to give full effect to this Amendment with the intent that Seller shall timely receive the full benefit of this Amendment and the payment of all sums to which it is entitled under the terms hereof. The obligations of HTG under this Amendment shall be secured in the same manner as are HTG’s payment obligations under the Agreement.

4. Counterparts. This Amendment may be signed in counterparts, each one of which is considered an original, but all of which constitute one and the same instrument. Counterparts may be delivered by email (including PDF), fax or other transmission method and any counterpart so delivered is valid and effective for all purposes.

Amended and Restated Third Amendment to Asset Purchase Agreement Nuvogen, Kris, Felder/HTG	Page 3 of 4

CONFIDENTIAL

5. Effective Date. This Amendment does not bind either Party until it is fully executed by all Parties. When duly signed by the Parties, the effective date of this Amendment shall be the Amendment Effective Date defined above.

IN WITNESS WHEREOF, each Party has executed or caused duly authorized representatives to execute this Amendment.

HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ Shaun McMeans
Shaun McMeans
Chief Financial Officer and Corporate Secretary

NUVOGEN RESEARCH LLC

By:	/s/ Richard Kris
Richard Kris
Member

By:	/s/ Stephen Felder
Stephen Felder
Member

/s/ Richard Kris
RICHARD KRIS, in his individual capacity

/s/ Stephen Felder
STEPHEN FELDER, in his individual capacity

Amended and Restated Third Amendment to Asset Purchase Agreement Nuvogen, Kris, Felder/HTG	Page 4 of 4